UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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T. Rowe Price Group, Inc.
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T.RowePrice®
INVEST WITH CONFIDENCE

2021 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

May 11, 2021

T. Rowe Price Group, Inc.

A premier global active asset manager

Founded in 1937	$1.47 TRILLION in assets under management (¹)	724 investment professionals worldwide	Local presence in 16 COUNTRIES	7,678 associates worldwide

Independent Investment Organization Focused solely on investment management and related services	Alignment of Interests Publicly owned company with substantial employee ownership	Stable Investment Leadership Global equity and fixed income leaders average 22 years’ tenure at T. Rowe Price

Financial Strength No outstanding debt and maintains substantial cash reserves	Global Investment Platform Full range of equity, fixed income, and multi-asset solutions

Our multiyear strategic objectives

More global and diversified asset manager	Strong process orientation and effective internal controls, while becoming a more adaptive and agile company

Global partner for retirement investors and provider of integrated investment solutions	Destination of choice for top talent with diverse workforce and inclusive culture

Embedding best practices for sustainability and ESG throughout the company	Strong financial results and balance sheet

Past performance cannot guarantee future results. As of December 31, 2020.

(1)       Firmwide AUM includes assets managed by T. Rowe Price Associates, Inc., and its investment advisory affiliates.

2020 Performance

Investment Results

As investors, we remained focused on our strategic investing approach and delivering alpha for clients through active management. In 2020 our investment teams performed well across most asset classes, with 72%, 69%, and 77% of our U.S. mutual funds (primary share class only) outperforming their comparable Morningstar median over the 3-, 5-, and 10-year periods ended December 31, 2020.(1)

Financial Results

Our assets under management (AUM) grew by 22% to $1.47 trillion on December 31, 2020, with about 9.3% of our AUM domiciled outside the U.S. Average AUM grew 12.5% to $1.25 trillion, which led to revenues of more than $6.2 billion, up 10.5% or $590 million versus 2019. Operating expenses on a GAAP basis increased 7.1% to $3.5 billion. Diluted earnings per share grew 14.7% to $9.98 per share and adjusted diluted earnings per share grew 18.7% to $9.58 per share.

Responsibility Snapshot

Sustainable Investing on Behalf of Clients

Environmental, social, and governance (ESG) factors are key considerations in our investment approach—our investment teams focus on understanding the long-term sustainability of the companies in which we invest. ESG considerations are analyzed by two teams: Responsible Investing, which covers environmental and social factors, and Governance. Together, they help our investors make more informed decisions.

Reducing Our Environmental Footprint

We are committed to tackling the challenge of climate change in a way that balances business needs with the urgency for action. This means managing our environmental footprint, as well as incorporating climate considerations into our investment analysis—for the purpose of safeguarding our clients’ investments. Our original plan was to reduce greenhouse gas (GHG) emissions by 13% by 2025 and landfill waste by 92%. Since 2010, our benchmark year, we have reduced greenhouse gas emissions by 14.1%, even as our associate population rose by 70.6%. We have also reduced landfill waste by 93%. With a significant percentage of our workforce presently working from home and an uncertain timeframe to return to the office, the COVID-19 pandemic has constrained our ability to revisit our emission and waste reduction targets. Moreover, we have undertaken a firmwide assessment of future flexibility and remote work. The outcomes of these initiatives will also influence our emissions reduction trajectory. We will evaluate these questions and communicate our new targets.

Promoting Diversity

Our long-held reputation for excellence and reliability is made possible by the diversity of backgrounds, perspectives, skills, and experiences of our associates.

To bring diversity & inclusion to life, we:

Retain & attract diverse talent	Include and engage our associates	Develop our associates and leaders	Hold ourselves accountable	Act as an agent of change

In 2020

60%	49%	44%	29%
of our independent Board members were ethnically diverse or women	of senior-level hires were ethnically diverse or women(2)	of our associates in our global workforce were women	of our U.S. associates were ethnically diverse

(1)	Source: © 2020 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Primary share class only.

(2)	Senior roles are defined as people leaders and/or individual contributors with significant business or functional responsibility.

Notice of 2021 Annual Meeting of Stockholders

Date and Time

Tuesday May 11, 2021, 8 a.m. Eastern Time

Record Date

March 11, 2021. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting

Virtual Meeting

This year’s Annual Meeting will be held virtually through www.virtualshareholdermeeting.com/ TROW2021

Voting Methods

Internet

Telephone

Mail

In Person

YOUR VOTE IS IMPORTANT!

Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc., 2021 Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC. 100 EAST PRATT STREET BALTIMORE, MD 21202

VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Elect a Board of 11 directors	FOR
All Director-Nominees
2	Approve, by a non binding advisory vote, the compensation paid by the Company to its named executive officers	FOR
3	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021	FOR
4	Consider a stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change, if properly presented at the Annual Meeting	AGAINST

Stockholders who owned shares of our common stock as of March 11, 2021, are entitled to attend and vote at the Annual Meeting or any adjournments.

By Order of the Board of Directors,

David Oestreicher

General Counsel and Corporate Secretary

Baltimore, Maryland

March 24, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2021

This proxy statement and our 2020 Annual Report to Stockholders may be viewed, downloaded, and printed, at no charge, by accessing the following internet address: materials.proxyvote.com/74144T.

Stockholders who wish to attend the Annual Meeting must follow the instructions on page 71 under the section titled “What must I do to participate in the Annual Meeting?”

2021 Proxy Statement	1

Introduction

This proxy statement is being made available to you in connection with the solicitation of proxies by the T. Rowe Price Group, Inc. (Price Group or the Company) Board of Directors (Board) for the 2021 Annual Meeting of Stockholders (Annual Meeting). The purpose of the Annual Meeting is to:

•	Elect a Board of 11 directors;

•	Approve, by a non binding advisory vote, the compensation paid by the Company to its named executive officers;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021; and

•	Consider a stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change, if properly presented at the Annual Meeting.

This proxy statement, the proxy card, and our 2020 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2020, form your “Proxy Materials.” We have adopted the Securities and Exchange Commission’s (SEC) “Notice and Access” model of proxy notification, which allows us to furnish proxy materials online, with paper copies available upon request. We sent you a notice on how to obtain your Proxy Materials on March 24, 2021.

2	T. Rowe Price Group

Voting Roadmap

Proposal 1

Election of Directors

Board Demographics
INDEPENDENCE	DIVERSITY	TENURE

•   10 of 11 members of the Board are independent under the NASDAQ Global Select Market standards

•    All directors serving on the Audit, Executive Compensation and Management Development and Nominating and Corporate Governance Committees are independent

•    A well-empowered lead independent director provides independent leadership to our Board

Of our independent directors:

•    Balanced mix of short- and long-tenured directors

•    The tenure of our independent directors ranges from 18 months to 11 years, with an average tenure of approximately six years

•    Longer-tenured directors in leadership roles

QUALIFICATIONS, SKILLS, AND EXPERIENCE			BOARD ENGAGEMENT

100% Executive Leadership	82% Financial Management	45% Investment Management

•    The Board held ten (10) meetings in 2020

•    Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member

•    The independent directors met in executive session at five of the Board meetings in 2020

•    All directors were at the 2020 annual meeting of stockholders virtually and were available to respond to questions from our stockholders

73% International	36% Accounting and Financial Reporting	100% Strategy and Execution

55% Marketing and Distribution	73% Government and Regulatory	36% Technology

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

2021 Proxy Statement	3

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

Our named executive officers’ (NEOs) compensation is straight-forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders.

Our incentive compensation programs are designed to motivate and reward performance, as measured by a number of factors, including:

•	the financial performance and financial stability of Price Group
•	the relative investment performance of our mutual funds and other investment portfolios
•	the performance of our NEOs against the corporate and individual goals established at the beginning of the year

Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team.

Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

CEO COMPENSATION	OTHER NEOs COMPENSATION (EXCLUDING FORMER CFO)	FORM OF COMPENSATION	PERFORMANCE PERIOD	PERFORMANCE ALIGNMENT
		Cash	Ongoing	• Individual
		Cash	Annual

•    Maximum bonus pool cannot exceed 5% of net operating income (adjusted)

•    Actual NEO bonus amounts based on Company performance against financial and strategic goals, as well as individual performance

		Performance Stock Units	Three-year performance period then vest 50% per year over two following years	• Company operating margin performance compared with peers • Company stock price
		Restricted Stock Units	Vest one-third per year over three years	• Company stock price

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR this proposal.

4	T. Rowe Price Group

Proposal 3

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2021

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR this proposal.

Proposal 4

Stockholder Proposal Requesting the Preparation of a Report on Voting by Our Funds and Portfolios on Matters Related to Climate Change

AGAINST	Recommendation of the Board of Directors	Vote Required
We recommend that you vote AGAINST this proposal.

2021 Proxy Statement	5

6	T. Rowe Price Group

Board of Directors

Board Qualifications, Skills and Experience

We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely assess and monitor the capabilities of our existing directors and whether additional capabilities and independent directors should be added to the Board. In considering the need for additional independent directors, we consider any expected Board departures and retirements and factor succession planning for Board members into our deliberations, with particular reference to specific skills and capabilities of departing Board members. We are very pleased with our current complement of directors and the varied perspectives they bring to the Board.

The following are highlights on the composition of our current Board:

•	10 of 11 members of the Board are independent under the NASDAQ Global Select Market standards

•	Four directors are women, representing 40% of the independent directors on the Board

•	Three directors were born outside of the United States, representing 30% of the independent directors on the Board

•	Four directors are ethnically diverse, representing 40% of the independent directors on the Board

•	Three directors are veterans, representing 30% of the independent directors on the Board

•	40% of the independent directors joined the Board within the last five years; the average non-executive director tenure is six years

INDEPENDENT DIRECTOR COMPOSITION

DIRECTOR TENURE	DIRECTOR INDEPENDENCE

2021 Proxy Statement          7

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “■” in the chart below indicates that the director has meaningfully useful expertise in that subject area. The lack of an “■” does not mean the director does not possess knowledge or skill. Rather, an “■” indicates a specific area of focus or expertise of a director on which the board currently relies.

	Executive Leadership	Financial Management	Investment Management Industry	International Business Experience	Technology/ Cyber	Strategy Formation/ Execution	Marketing/ Distribution	Government/ Regulatory	Diversity

Name
William J. Stromberg	■	■	■	■	■	■	■
Mark S. Bartlett	■	■				■		■
Mary K. Bush	■	■	■	■		■		■	■
Dina Dublon	■	■	■	■	■	■	■		■
Dr. Freeman A. Hrabowski, III	■	■			■	■		■	■
Robert F. MacLellan	■	■	■	■		■	■	■
Olympia J. Snowe	■					■		■	■
Robert J. Stevens	■	■		■	■	■	■	■
Richard R. Verma	■			■		■		■	■
Sandra S. Wijnberg	■	■	■	■	■	■	■	■	■
Alan D. Wilson	■	■		■		■	■

8            T. Rowe Price Group

Nominee Biographies

Each of our directors provides significant individual attributes important to the overall makeup and functioning of our Board, which are described in the biographical summaries provided below:

Mark S. Bartlett, 70
Retired Managing Partner Ernst & Young Independent Director since: 2013 Committee Memberships: • Audit (Chair) • Executive Compensation and Management Development

Mr. Bartlett has been an independent director of Price Group since 2013 and serves as chair of the Audit Committee and as a member of the Executive Compensation and Management Development Committee. He was a partner at Ernst & Young, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. Mr. Bartlett began his career at Ernst & Young in 1972 and has extensive experience in financial services, as well as other industries.

Mr. Bartlett received his B.S. from West Virginia University and attended the Executive Program at the Kellogg School of Business at Northwestern University. He also earned the designation of certified public accountant.

Mr. Bartlett is a member of the board of directors, chair of the audit committee and a member of the compensation committee of WillScot Mobile Mini Holdings Corp. He also serves as a member of the board of directors and a member of the audit committees of FTI Consulting, Inc., and Rexnord Corporation.

Mr. Bartlett offers our Board significant accounting and financial reporting experience as well as expertise in the accounting-related rules and regulations of the SEC from his experience as a partner of a multinational audit firm. He has extensive finance knowledge, with a broad range of experience in financing alternatives, including the sale of securities, debt offerings, and syndications.

Mary K. Bush, 72
Chairman Bush International, LLC Independent Director since: 2012 Committee Memberships: • Executive Compensation and Management Development • Nominating and Corporate Governance

Ms. Bush has been an independent director of Price Group since 2012 and serves as a member of the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. She serves as the chairman of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets and strategic business and economic matters, since 1991. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase.

Ms. Bush holds an M.B.A. from the University of Chicago and a B.A. in economics and political science from Fisk University.

Ms. Bush is a member of the board of directors and the risk oversight committee, and the chair of the nominating and corporate governance committee of Discover Financial Services, and a member of the board of directors, audit and compensation committees, and chair of the retirement plan committee of ManTech International Corporation. She is also a member of the board of directors and chair of the audit committee for Bloom Energy. Ms. Bush also was a director of the Pioneer Family of Mutual Funds from 1997 to 2012, UAL Corporation from 2006 to 2010 and Marriott International, Inc. from 2008 to 2020.

Ms. Bush brings to our Board extensive financial, international and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters, and her significant experience providing strategic advisory services in the financial and international arenas.

2021 Proxy Statement         9

Dina Dublon, 67
Retired Executive Vice President and Chief Financial Officer JPMorgan Chase & Co. Independent Director since: 2019 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Dublon has been an independent director of Price Group since 2019 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. She was the executive vice president and chief financial officer of JPMorgan Chase & Co. from 1998 until her retirement in 2004. Ms. Dublon previously held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including corporate treasurer, managing director of the financial institutions division and head of asset liability management.

Ms. Dublon received her B.A. in economics and mathematics from Hebrew University of Jerusalem and her M.S. from Carnegie Mellon University.

Ms. Dublon has served as a director of PepsiCo, Inc. since 2005, where she serves as the chair of the public policy and sustainability committee and a member of the compensation committee. She previously served as chair of the audit committee. She serves as a member of the Independent Audit Quality Committee of EY USA and on the board of directors of Motive Capital Corp. She also serves on the board of advisors of Columbia University’s Mailman School of Public Health since 2018. From 2002 to 2017, Ms. Dublon served as a director of Accenture PLC; from 2013 to 2018 as a director of Deutsche Bank AG; from 2005 to 2014 as a director of Microsoft Corporation; and from 1999 to 2002 as a director of Hartford Financial Services Group, Inc. She previously served on the faculty of Harvard Business School and on the boards of several non-profit organizations, including the Women’s Refugee Commission and Global Fund for Women.

Ms. Dublon brings to our Board significant accounting and financial reporting experience as well as substantial expertise with respect to the financials sector, mergers and acquisitions, global markets, public policy, and corporate finance gained throughout her career in the financial services industry, particularly her role as executive vice president and chief financial officer of a major financial institution.

Dr. Freeman A. Hrabowski, III, 70
President University of Maryland, Baltimore County Independent Director since: 2013 Committee Memberships: • Executive Compensation and Management Development • Nominating and Corporate Governance

Dr. Hrabowski has been an independent director of Price Group since January 2013 and serves on the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. He has served as the president of the University of Maryland, Baltimore County (UMBC), since 1992. His research and publications focus on science and math education, with special emphasis on minority participation and performance. Dr. Hrabowski is also a leading advocate for greater diversity in higher education. He serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academies, and universities and school systems nationally.

Dr. Hrabowski earned a Ph.D. in higher education administration and statistics and an M.A. in mathematics from the University of Illinois at Urbana-Champaign. He also holds a B.A. in mathematics from Hampton University.

Dr. Hrabowski is a member of the board of directors and a member of the corporate and governance committee of McCormick & Company, Inc. He also served on the board of Constellation Energy Group, Inc., until 2012.

Dr. Hrabowski brings to our Board valuable strategic and management leadership experience from his role as president of a public university, as well as his extensive knowledge and dedication to greater education and workforce development. He also contributes corporate governance oversight from his experience serving as a director on other public company boards.

10        T. Rowe Price Group

Robert F. MacLellan, 66
Nonexecutive Chairman Northleaf Capital Partners Independent Director since: 2010 Committee Memberships: • Audit • Executive • Executive Compensation and Management Development (Chair)

Mr. MacLellan has been an independent director of Price Group since 2010 and serves as chair of the Executive Compensation and Management Development Committee and as a member of the Audit and Executive Committees. He is the nonexecutive chairman of Northleaf Capital Partners, an independent global private markets fund manager and advisor. From 2003 to November 2009, Mr. MacLellan served as chief investment officer of TD Bank Financial Group (TDBFG), where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds, and TD Capital Group. Earlier in his career, Mr. MacLellan was managing director of Lancaster Financial Holdings, a merchant banking group acquired by TDBFG in March 1995. Prior to that, he was vice president and director at McLeod Young Weir Limited (Scotia McLeod) and a member of the corporate finance department responsible for a large number of corporate underwritings and financial advisory assignments.

Mr. MacLellan holds a B.Comm. from Carleton University and an M.B.A. from Harvard University, and is a chartered accountant.

Mr. MacLellan is a member of the board of directors and chair of the audit committee of Magna International, Inc., a public company based in Aurora, Ontario. From 2012 to 2018, he was the chair of the board of Yellow Media, Inc., a public company based in Montreal.

Mr. MacLellan brings substantial experience and perspective to our Board with respect to the financial services industry, particularly his expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to the Board as well as significant accounting and financial reporting experience.

Olympia J. Snowe, 74

Chair and Chief Executive Officer
Olympia Snowe, LLC

Independent Director since: 2013

Committee Memberships:

•    Executive Compensation and Management Development

•    Nominating and Corporate Governance (Chair)

Ms. Snowe has been an independent director of Price Group since June 2013 and serves as chair of the Nominating and Corporate Governance Committee and as a member of the Executive Compensation and Management Development Committee. She is chairman and chief executive officer of Olympia Snowe, LLC, a policy and communications consulting firm, and a member of the board of directors and senior fellow at the Bipartisan Policy Center. Ms. Snowe served in the U.S. Senate for the state of Maine from 1995 to 2013 and as a member of the U.S. House of Representatives from 1979 to 1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate Committee on Small Business and Entrepreneurship and served on the Senate Finance Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee and chair and ranking member of the Ocean and Fisheries Subcommittee.

Ms. Snowe earned a B.S. from the University of Maine and has received honorary degrees from many colleges and universities.

Ms. Snowe is a member of the board of directors of Synchrony Financial and serves as chair of the nominating and corporate governance committee and a member of its audit committee, as well as a director on the board of Synchrony Bank and a member of its audit committee. Ms. Snowe previously served on the board of directors of Aetna Inc., a diversified health care benefits company, where she was a member of the audit committee and the medical affairs committee from 2014 to 2018.

Ms. Snowe brings a broad range of valuable leadership and public policy experience to our Board. She also has extensive experience with complex issues relevant to the Company’s business, including budget and fiscal responsibility, economic, tax and regulatory policy, education, retirement and aging, women’s issues, health care, foreign affairs, and national security.

2021 Proxy Statement            11

Robert J. Stevens, 69

Retired Chairman, President and Chief Executive Officer
Lockheed Martin Corporation

Independent Director since: 2019

Committee Memberships:

•     Executive Compensation and Management Development

•     Nominating and Corporate Governance

Mr. Stevens has been an independent director of Price Group since 2019 and serves as a member of the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. Mr. Stevens is the former chairman, president, and chief executive officer of Lockheed Martin Corporation. He was elected chairman in April 2005 and served as executive chairman from January through December 2013. He also served as Lockheed Martin’s chief executive officer from August 2004 through December 2012. Previously, he held a variety of increasingly responsible executive positions with Lockheed Martin, including president and chief operating officer, chief financial officer, and head of strategic planning.

Mr. Stevens received his B.A. from Slippery Rock University of Pennsylvania, his M.S. in industrial engineering and management from the New York University Tandon School of Engineering, and his M.S. in business from Columbia University.

Mr. Stevens is an emeritus director of the boards of directors of the Congressional Medal of Honor Foundation, the Marine Corps Scholarship Foundation, and the Atlantic Council, and is a member of the Council on Foreign Relations. From 2002 to 2018, he was the lead independent director of Monsanto Corporation, where he also served as the chair of the nominating and corporate governance committee and a member of the audit committee. Mr. Stevens served as a director of United States Steel Corporation from 2015 to 2018, where he was on the corporate governance and public policy committee and the compensation and organization committee.

Mr. Stevens brings to our Board significant executive management experience. He also adds additional perspective to our Board regarding financial matters, mergers and acquisitions, strategic leadership, and international operational experience based on his tenure as chief executive officer of a publicly traded, multinational corporation.

William J. Stromberg, 61
Chair and Chief Executive Officer T. Rowe Price Group, Inc. Director since: 2016 Committee Memberships: • Executive (Chair) • Management (Chair)

Mr. Stromberg is the Chief Executive Officer (CEO) of Price Group and is the Chair of the Board. He is the chair of the Company’s Executive, Management, and Management Compensation and Development Committees. Mr. Stromberg served as the head of Equity from 2009 to 2015 and the head of U.S. Equity from 2006 to 2009. He also served as a director of Equity Research (1996 to 2006), as a portfolio manager of the Capital Opportunity Fund (2000 to 2007) and the Dividend Growth Fund (1992 to 2000), and as an equity investment analyst (1987 to 1992). Prior to joining the firm in 1987, he was employed by Westinghouse Defense as a systems engineer.

Mr. Stromberg earned a B.A. from Johns Hopkins University and an M.B.A. from the Tuck School of Business at Dartmouth. Mr. Stromberg also has earned the Chartered Financial Analyst® designation.

He currently serves on the Johns Hopkins University board of trustees and the Hopkins Whiting School of Engineering advisory council. Mr. Stromberg previously served nine years on the Catholic Charities Board of Trustees, with two years as board president.

Mr. Stromberg brings to our Board insight into the critical investment component of our business based on the leadership roles he has held in the Equity Division of Price Group and his 30-year career with the Company.

12          T. Rowe Price Group

Richard R. Verma, 52

Executive Vice President, Global Public Policy and Regulatory Affairs
Mastercard, Inc.

Independent Director since: 2018

Committee Memberships:

•    Audit

•    Executive Compensation and Management Development

Mr. Verma has been an independent director of Price Group since 2018 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. He is the executive vice president for global public policy and regulatory affairs at Mastercard Incorporated, an American multinational financial services corporation. Mr. Verma previously served as the vice chairman and a partner at The Asia Group, from 2017 to 2020. He served as United States Ambassador to India from 2014 to 2017. Mr. Verma was assistant secretary of state for legislative affairs from 2009 to 2011 and was senior national security advisor to the U.S. Senate majority leader from 2004 to 2007. He also was a partner and senior counselor with Steptoe & Johnson LLP, a global law firm, and is a U.S. Air Force veteran, who served as judge advocate during active duty.

Mr. Verma holds a B.S. in industrial engineering from Lehigh University, an L.L.M. in international law from Georgetown University Law Center, a J.D. from American University’s Washington College of Law, and a Ph.D. from Georgetown University.

Mr. Verma is Senior Fellow at Harvard University’s Belfer Center, serves as a trustee at Lehigh University, and is on the board of the National Endowment for Democracy.

Mr. Verma brings substantial experience and a global perspective to our Board with respect to public policy, business, foreign and legislative affairs, strategic leadership, and corporate social responsibility.

Sandra S. Wijnberg, 64
Former Partner and Chief Administrative Officer Aquiline Holdings LLC Independent Director since: 2016 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Wijnberg has been an independent director of Price Group since 2016 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. She was an executive advisor of Aquiline Holdings LLC, a private-equity investment firm specializing in the financial services sector from 2015 to 2019 and was a partner and chief administrative officer of Aquiline Holdings LLC, a registered investment advisor and the holding company for Aquiline Capital Partners from 2007 to 2014. Previously, Ms. Wijnberg served as the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., and was treasurer and interim chief financial officer of YUM! Brands, Inc. Prior to that she held financial positions with PepsiCo, Inc., and worked in investment banking at Morgan Stanley. In addition, from 2014 through 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet, a development project under the auspices of the United Nations.

Ms. Wijnberg holds a B.A. in English literature from the University of California, Los Angeles, and an M.B.A. from University of Southern California’s Marshall School of Business, for which she is a member of the board of leaders.

Ms. Wijnberg is a member of the board of directors, chair of the audit committee, and member of the nominating and corporate governance committee of Automatic Data Processing, Inc. She is a member of the board of directors, chair of the audit committee and a member of the finance committee of Cognizant Technology Solutions Corp. From 2003 to 2016, Ms. Wijnberg served on the board of directors of Tyco International, PLC, and from 2007 to 2009 served on the board of directors of TE Connectivity, Inc. She is a director and the chair of the Audit Committee of Hippo Enterprises Inc., a private company. She is also a director of Seeds of Peace and is a trustee of the John Simon Guggenheim Memorial Foundation.

Ms. Wijnberg brings to our Board a global perspective along with substantial financials sector, corporate finance, and management experience based on her roles at Aquiline Capital Partners, Marsh & McLennan, and YUM! Brands, Inc.

2021 Proxy Statement          13

Alan D. Wilson, 63

Retired Executive Chairman
McCormick & Company, Inc.

Independent Director since: 2015

Committee Memberships:

•     Executive

•     Executive Compensation and Management Development

•     Nominating and Corporate Governance

Mr. Wilson has been an independent director of Price Group since 2015 and serves as a member of the Executive Committee, the Executive Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. He is also the lead independent director of the Board. Mr. Wilson was executive chair of McCormick & Company, Inc. a global leader in flavor, seasonings and spices, and held many executive management roles, including chairman, president, and chief executive officer from 2008 to 2016.

Mr. Wilson earned a B.S. in communications from the University of Tennessee. He attended school on a R.O.T.C. scholarship and, following college, served as a U.S. Army captain, with tours in the United States, United Kingdom, and Germany.

Mr. Wilson is a member of the board of directors of Westrock Company and is the chair of the nominating and corporate governance committee and a member of the finance committee. He also chairs the board of visitors of University of Maryland, Baltimore County and currently serves on the University of Tennessee’s board of trustees and the University of Tennessee’s business school advisory board.

Mr. Wilson brings to our Board significant executive management experience, having led a publicly traded, multinational company. He also adds additional perspective regarding matters relating to general management, strategic leadership, and financial matters.

Director Engagement

Meetings

During 2020, the Board held 10 meetings and approved one matter via unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company’s Corporate Governance Guidelines, the independent directors met in executive session at each of the Board’s regular meetings in 2020. Our Corporate Governance Guidelines provide that all directors are expected to attend the annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on May 12, 2020, attended that meeting, and we anticipate that all nominees will attend the Annual Meeting.

Beyond the Boardroom

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, we provide an orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company as well as the Board’s expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required for the director, the Company will, from time to time and at least annually, offer Company-sponsored continuing education programs or presentations in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies. In addition, at most meetings the Board receives special education sessions on one or more topics related to key industry trends, topical business issues and governance.

The Board is a member of the National Association of Corporate Directors, which provides resources that help directors strengthen board leadership. Each director is encouraged to participate at least once every three years in continuing education programs for public company directors sponsored by nationally recognized educational organizations not affiliated with the Company. The cost of all such continuing education is paid for by the Company.

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Committees of the Board of Directors

Our Board has an Audit Committee, an Executive Compensation and Management Development Committee (Compensation Committee), a Nominating and Corporate Governance Committee and an Executive Committee. The Board has also authorized a Management Committee that is made up entirely of senior officers of the Company.

Committee Charters

The Board has adopted a separate written charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers can be found on our website, troweprice.com, by selecting “Investor Relations” and then “Governance.”

Audit Committee
Meetings in 2020: 5	Chair	Members
The report of the Committee appears on page 61.
	Bartlett	Dublon	MacLellan	Verma	Wijnberg

Qualifications and Financial Expert Determination

The Board of Directors has determined that each of the Audit Committee members meet the independence and financial literacy criteria of the NASDAQ Global Select Market and the SEC. The Board also has concluded that Messrs. Bartlett and MacLellan and Mses. Dublon and Wijnberg meet the criteria for an audit committee financial expert as established by the SEC. Mr. Bartlett is a certified public accountant, was an audit partner at Ernst & Young for 28 years until he left the firm in 2012, and serves as the chair of the audit committee of WillScot Mobile Mini Holdings Corp. and as a member of the audit committees of FTI Consulting, Inc. and Rexnord Corporation. Ms. Dublon was the executive vice president and chief financial officer of JPMorgan Chase & Co., from 1998 to 2004. She served as member and chair of the audit committee of PepsiCo, Inc. Mr. MacLellan is a chartered accountant, and serves as chair of the audit committee of Magna International, Inc., and was a member of the audit committees for Ace Aviation Holdings, Inc., and Maple Leaf Sports and Entertainment, Ltd. Ms. Wijnberg was the chief financial officer of Marsh & McLennan Companies, Inc., from 2000 to 2006 and interim chief financial officer of YUM! Brands in 1999. She is currently the chair of the audit committees for Automatic Data Processing, Inc. and Cognizant Technology Solutions Corp, and she served as member and chair of the audit committees of Tyco International and TE Connectivity, respectively.

Responsibilities

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and other financial information provided to our stockholders;

•	The retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications, and independence;

•	The performance of our internal audit function, internal controls, and disclosure controls; and

•	The Company’s risk management framework.

The Audit Committee:

•	Provides an avenue for communication among our internal auditors, financial management, chief risk officer, independent registered public accounting firm, and the Board; and

•	Is responsible for maintaining procedures involving the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls, and auditing matters, including confidential, anonymous employee submissions.

•	The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.

2021 Proxy Statement	15

•	The head of the Company’s internal audit department reports directly to the Audit Committee.

•	The Audit Committee receives regular updates from our risk and technology departments concerning our information security program.

Related Person Transaction Oversight

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification and will not continue past its next contractual termination date unless it is annually reapproved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our Company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions that it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party. Please see the disclosure provided in the section entitled “Certain Relationships and Related Transactions” beginning on page 68.

Risk Management Oversight

The Audit Committee oversees and evaluates our policies with respect to significant risks and exposures faced by the Company and the steps taken to assess, monitor, and manage those risks. The Company’s Risk and Operational Steering Committee, comprised of senior members of management including our chief risk officer, oversees the Company’s risk management strategy on behalf of the Management Committee. The Risk and Operational Steering Committee develops and maintains the Company’s risk management policies and procedures, and regularly monitors the significant risks inherent to our business, including investment risk, reputational risk, business continuity risk, information security risk and operational risk. The chief risk officer, head of internal audit, and officers responsible for financial reporting, legal, and compliance periodically report on these matters to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

Executive Compensation and Management Development Committee

Meetings in 2020: 5	Chair	Members
The report of the Committee appears on page 51.
	MacLellan	Bartlett	Bush	Dublon	Hrabowski	Snowe

		Stevens	Verma	Wijnberg	Wilson

All of the non-employee independent directors of the Board serve on the Compensation Committee. The Board has determined that each of these members meets the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Compensation Committee is responsible to the Board, and ultimately to our stockholders, for:

•	Determining the compensation of our President and CEO and other executive officers;

•	Reviewing and approving general salary and compensation policies for the rest of our senior officers;

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•	Overseeing the administration of our Annual Incentive Compensation Plan (AICP), equity incentive plans, and Employee Stock Purchase Plan;

•	Assisting management in designing new compensation policies and plans;

•	Reviewing and providing guidance to management concerning succession plans and development actions for key leadership roles;

•	Reviewing and assisting management regarding diversity and inclusion efforts across the Company; and

•	Reviewing and discussing the Compensation Discussion and Analysis contained in this proxy statement and other compensation disclosures with management.

Nominating and Corporate Governance Committee
Meetings in 2020: 5	Chair	Members
The report of the Committee appears on page 20.
	Snowe	Bush	Hrabowski	Stevens	Wilson

The Board has determined that all Nominating and Corporate Governance Committee members meet the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Nominating and Corporate Governance Committee supervises and reviews the affairs of Price Group in relation to the Board, director nominees and compensation, committee composition, stockholder communications, and other corporate governance matters.

Among the Nominating and Corporate Governance Committee’s responsibilities are:

•	Identifying, evaluating, and nominating director candidates.

•	Considering the continued membership of each director, and recommending the appropriate skills and characteristics of potential directors.

•	Developing director orientation and education opportunities.

•	Reviewing and approving the compensation of independent directors.

•	Recommending committee and chair assignments.

•	Overseeing procedures regarding stockholder nominations and other communications to the Board.

•	Reviewing the effectiveness of the Board in the corporate governance process.

•	Monitoring compliance with and recommending any changes to the Corporate Governance Guidelines and other governance policies.

•	Monitoring and oversight of, in coordination with the Compensation Committee and the Board, succession planning for the Chief Executive Officer.

•	Overseeing policies related to political expenditures and political activities.

•	Monitoring policies related to environmental and climate matters, and recommending to the Board specific actions related thereto.

•	Reviewing actions in furtherance of the Company’s corporate social responsibility, including the impact of the Company’s processes on employees, stockholders, citizens and communities.

•	Reviewing key trends in legislation, regulation, litigation and public debate to determine whether the Company should consider additional corporate environmental, social responsibility or governance actions.

2021 Proxy Statement	17

Executive Committee
Chair	Members

Stromberg	Wilson	MacLellan

During 2020, Mr. Stromberg, Mr. MacLellan and Mr. Wilson served on the Executive Committee.

Responsibilities

The Executive Committee functions between meetings of the Board in the event that prompt action be called for that requires formal action by or on behalf of the Board in circumstances where it is impractical to call and hold a full meeting of the Board. The Executive Committee possesses the authority to exercise all the powers of the Board except as limited by Maryland law.

If the Executive Committee acts on matters requiring formal Board action, those acts are reported to the Board at its next meeting for ratification.

Governance Policies and Procedures

Code of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct; full, timely, and accurate reporting; compliance with laws; and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is available on our website. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Principal Executive and Senior Financial Officers by making disclosures concerning such matters available on the Investor Relations page of our website.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the Company. Our Code of Ethics and Conduct prohibits all employees and directors of the Company from (i) any short sales of our common stock, (ii) purchasing options on our common stock, or (iii) entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our common stock. It is the Company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.

Corporate Governance Guidelines

The Board represents the interests of stockholders in fostering a business that is successful in all respects. The Board is responsible for determining that the Company is managed with this objective in mind and that management is executing its responsibilities. The Board’s responsibility is to regularly monitor the effectiveness of management policies and decisions, including the execution of its strategies. In addition to fulfilling its obligations for representing the interests of stockholders, the Board has responsibility to the Company’s employees, the mutual funds and investment portfolios that the Company manages, the Company’s other customers and business constituents and the communities where the Company operates. All are essential to a successful business. Our Corporate Governance Guidelines can be found on our website, troweprice.com.

Non-Employee Director Independence Determinations

The Board has considered the independence of current Board members and nominees not employed by the Company and has concluded each such director qualifies as an independent director within the meaning of the applicable rules of the NASDAQ Global Select Market. To our knowledge, there are no family relationships among our directors or executive officers.

18	T. Rowe Price Group

In making its determination of independence, the Board applied guidelines that it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:

•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the Company or one of its sponsored mutual funds and trusts (Price funds) so long as the relationship is on terms consistent with those generally available to other persons doing business with the Company, its subsidiaries, or its sponsored investment products; and

•	relationships where a corporation, partnership, or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner, or member purchases services from the Company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the Company or its subsidiaries.

The Board believes that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.

Proposal 1

Election of Directors

In this proxy statement, eleven director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the election of the director nominees unless otherwise specified. Shares held by a bank, broker, or other nominee will not be voted on this Proposal absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. If any director nominee becomes unable or unwilling to serve between now and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board.

2021 Proxy Statement	19

Corporate Governance

Report of the Nominating and Corporate

Governance Committee

Our Nominating and Corporate Governance Committee has general oversight responsibility for governance of the Company, including the assessment and recruitment of new director candidates and the evaluation of director and Board performance. We monitor regulatory and other developments in the governance area with a view toward both legal compliance and maintaining governance procedures at the Company consistent with what we consider to be best practices. In this regard, we routinely receive written and verbal information relating to best governance practices for institutions such as the Company, including input and reports from members of the Company’s proxy voting group concerning relevant trends.

Board Engagement In Crisis Response

In response to the COVID-19 pandemic, from March through June, the Board began holding bi-weekly special meetings to ensure the Company was well positioned to protect the health and safety of our associates, meet the evolving demands of our clients, and navigate market changes. The Board empowered management to take actions to protect the Company’s associates through remote work programs, supported investments in technology updates and business continuity solutions, and maintained oversight of our balance sheet to ensure the Company’s financial strength. During these meetings the Board also advised on the firm’s internal and external communication strategy and risk mitigation efforts with a view to the long-term success of the enterprise. The Board engaged with management on identifying and addressing strategic risks and opportunities arising out of COVID-19. During the pandemic, we adjusted our planned in-person Board meetings to hold them virtually to ensure continued effective functioning of the Board. Later in the spring, in response to the social unrest which swept across the U.S., the Board and management committed to develop programs and policies supporting the Board’s view that racial injustice was a serious problem which the Company was committed to combat.

Governance Highlights

Overview

Our Board employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices.

During the year, the Board determined to heighten its focus on the Company’s environmental, social and governance matters from a corporate perspective. In furtherance of this goal, the Board received various updates from management on the Company’s environmental, social and governance efforts, and ultimately determined to amend the Nominating and Corporate Governance Committee’s charter to include oversight of the Company’s environmental and corporate social responsibility activities, including considering the impact of the Company’s policies and processes on employees, stockholders, citizens and communities. In addition, the Nominating and Corporate Governance Committee’s charter was amended to include oversight of the Company’s policies related to political expenditures and political activities. Of note, however, is that the Company does not contribute corporate funds to candidates, political party committees, political action committees, or any political organization exempt from federal income taxes. Further the Company does not maintain a political action committee and does not spend corporate funds directly on independent expenditures.

The Nominating and Corporate Governance Committee works diligently to support effective corporate governance and believes that the Company’s governance program aligns with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

20	T. Rowe Price Group

ISG Corporate Governance Principles

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations, and how they align with the ISG Corporate Governance Principles for U.S. Listed Companies.

PRINCIPLE	COMPANY PRACTICE
1. Boards are accountable to shareholders.

•   Our directors are elected annually.

•   Our By-Laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” in order to be elected. A director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board.

•   We have clear proxy access rules.

•   We do not have a poison pill plan.

2. Shareholders should be entitled to voting rights in proportion to their economic interest.	• We have only one class of stock outstanding, and each share is entitled to one vote.
3. Boards should be responsive to shareholders and be proactive in order to understand their perspectives.

•   Our Company actively engages with stockholders, see page 25.

•   Our directors participate in our stockholder outreach, both in the preparation for such meetings, and during the presentations themselves.

•   We have established an email address for stockholders wishing to contact the Board.

4. Boards should have a strong, independent leadership structure.	• We have a strong lead independent director. • Ten of our eleven board members are independent. • Our independent directors meet frequently without management.
5. Boards should adopt structures and practices that enhance their effectiveness.

•   Our directors have a diverse mix of experience and backgrounds relevant to our industry, our stockholders, our clients, and our stakeholders. See page 7.

•   The average tenure on our Board is six years.

•   During the year, the Board receives several key industry updates, strategic topics and other education sessions conducted by both outside experts and Company executives, all designed to assist the Board in executing their duties.

•   Our directors attended 100% of the Board and Committee meetings, and value in person attendance at meetings.

6. Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•   Our annual and long-term incentive programs are designed to align the interests of our management with our stockholders by focusing on long-term corporate performance and value creation.

•   Our executive compensation program received over 95% stockholder support in 2020.

•   The proxy statement clearly communicates the link between our compensation programs and the Company’s short and long-term performance.

2021 Proxy Statement	21

Board Composition

Director Nomination Process

Ongoing Assessment of Composition and Structure

In considering the overall qualifications of our nominees and their contributions to our Board, and in determining our need for additional members of the Board, we seek to create a Board consisting of members with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our Board members generally develop a long-term association with the Company, which we believe facilitates a deeper knowledge of our business and its strategies, opportunities, risks, and challenges. At the same time, we periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board.

Commitment to Diversity and Inclusion

The Board has historically valued varying perspectives that individuals of differing backgrounds and experiences bring. We monitor the diversity profile of the Board and consider it an important factor relevant to any particular nominee and to the overall composition of our Board. In considering diversity, we recognize a person’s background and experience as well as their ethnic, gender, sexual orientation, racial, and other factors which we believe will inform the way they consider decisions brought before the Board.

Our current Board comprises individuals with a substantial variety of skills and expertise, including with respect to executive management; financial institutions; government; accounting and finance; investment management; public company boards; academia; and not-for-profit organizations. Our Board is not just comprised of individuals knowledgeable about our business, but is also reflective of our clients, the communities we serve and our stakeholders. The Nominating and Corporate Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of the Company and newer directors who bring a fresh perspective to the challenges of our industry.

Board Replenishment

The Board has eleven directors, ten of whom are independent. The tenure of our independent directors’ ranges from eighteen months to eleven years, with an average tenure of approximately six years. In considering Board membership, the Nominating and Corporate Governance Committee focuses on identifying candidates with the skills and backgrounds to complement the Board, in addition to seeking candidates who would bring further capabilities, experience, and diversity to our Board.

Incumbent Nominations

The Nominating and Corporate Governance Committee supervises the nomination process for directors. The committee considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their renomination each year.

Identification and Consideration of New Nominees

In the event that a vacancy exists, or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates. We will consider Board members with diverse capabilities, and we generally look for Board members with capabilities in one or more of the following areas: accounting and financial reporting, financial services and money management, investments, general economics and industry oversight, legal, government affairs and corporate governance, general management, international, marketing and distribution, and technology and facilities management. In evaluating potential candidates, we consider independence from management, background, experience, expertise, commitment, diversity, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, and take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

22	T. Rowe Price Group

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by the NASDAQ Global Select Market and by the SEC and other applicable law. Candidates expected to serve on this committee or the Compensation Committee must meet independence qualifications set out by the NASDAQ Global Select Market, and members of the Compensation Committee must also meet additional independence tests imposed by the NASDAQ Global Select Market. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company’s stockholders. All directors serve for one-year terms and must stand for reelection annually.

Identification of Candidates

The Nominating and Corporate Governance Committee identifies, interviews and examines, and makes recommendations to the Board regarding appropriate candidates. The Nominating and Corporate Governance Committee identifies potential candidates principally through the following:

•  Consideration of incumbent directors

•  Suggestions from the Company’s directors and senior management

•  Third parties/national search organization

•  Candidates recommended or suggested by stockholders

Evaluation of Candidates

The Nominating and Corporate Governance Committee’s evaluations of potential directors include the following:

•  An assessment of a candidate’s background and credentials

•  Personal interviews

•  Discussions with appropriate references

Election of Candidates

Once the Nominating and Corporate Governance Committee has selected a candidate, the candidate is presented to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company’s stockholders.

Stockholder Recommendations and Nominations

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chair of the Nominating and Corporate Governance Committee at the Company’s principal executive offices providing: (i) information relevant to the candidate’s satisfaction of the criteria described above under “Director Nomination Process”; and (ii) information that would be required for a director nomination under Section 1.11 of the Company’s Amended and Restated By-Laws (By-Laws). The Nominating and Corporate Governance Committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the Nominating and Corporate Governance Committee will ultimately nominate the recommended candidate.

Proxy Access and Nominations

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director-nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws. Section 1.13 of the By-Laws sets out the procedures a stockholder must follow to use proxy access. Section 1.11 of the By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership outside of the proxy access process. For these requirements, please refer to the By-Laws as of February 9, 2021, filed with the SEC on February 11, 2021, as Exhibit 3.1 to our Annual Report on Form 10-K.

2021 Proxy Statement	23

Majority Voting

We have adopted a majority voting standard for the election of our directors. Under our By-Laws, in an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will apply to contested elections.

Board Leadership

Chair of the Board and Lead Independent Director

William J. Stromberg Chair of the Board	Alan D. Wilson Lead Independent Director

Mr. Stromberg was elected as the chair of the Board in addition to his role as our President and CEO at the April 2019 Board meeting. By serving in both positions, Mr. Stromberg has been able to draw on his detailed knowledge of the Company to provide leadership to the Board in coordination with the lead independent director. The combined role of chair and CEO reflects our confidence in the leadership of Mr. Stromberg and also ensures that the Company presents its strategy to clients, employees and stockholders with a unified voice from the person most knowledgeable about and responsible for the implementation of the Company’s strategy.

Mr. Wilson was elected by our independent directors as lead independent director after the 2018 Annual Meeting and is expected to be re-elected after the Annual Meeting. The lead independent director role was created in 2004 and has continually developed since that time. The lead independent director chairs Board meetings at which the chair is not present, approves Board agendas and meeting schedules, and oversees Board materials distributed in advance of Board meetings. The lead independent director also calls meetings of the independent directors, chairs all executive sessions of the independent directors, and acts as liaison between the independent directors and management. The lead independent director is available to the general counsel and corporate secretary to discuss and, as necessary, respond to stockholder communications to the Board.

Mr. Wilson’s significant executive management experience, including having served as chair and chief executive officer of a publicly traded company, makes him especially qualified to serve as the lead independent director for the Board.

Independent Leadership

The Board has determined that the election of a lead independent director, together with a combined chair and CEO, serve the best interests of the Company and its stockholders at this time. We believe that a well-empowered lead independent director provides independent leadership to our Board. The Company has a strong independent Board, and all of the members of the Board, other than Mr. Stromberg, are independent under the NASDAQ Global Select Market standards. In addition, the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee are all composed entirely of independent directors, and our chair and lead independent director, together with these committees, have significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that our structure is appropriate at this time and serves well the interests of the Company and its stockholders.

24	T. Rowe Price Group

The Board is confident that the duties and responsibilities allocated to its lead independent director, together with its other corporate governance practices and strong independent board, provides appropriate and effective independent oversight of management.

Committee Leadership and Rotation

In 2015, Mr. Bartlett became the chair of the Audit Committee, Mr. MacLellan became the chair of the Compensation Committee and Ms. Snowe became the chair of the Nominating and Corporate Governance Committee. Our Corporate Governance Guidelines provide that periodic rotation of committee membership and chairpersons is generally beneficial to the Company, and contributes to healthy and collaborative Board engagement. However, this rotation is not mandatory, and in some circumstances continued service on a committee or as chair by persons with particular skills may be warranted. At least every 5 years, the Nominating and Corporate Governance Committee shall do a thorough review of all Board leadership positions to make recommendations to the Board about potential changes and to suggest skills which may be needed on the committees.

Board Evaluations

In January 2021, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2020, which evaluation was conducted by an outside third-party in consultation with the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director. Feedback from these questionnaires was supplemented by interviews of each independent director by our Lead Independent Director. The results of the evaluations and interviews were then discussed at a meeting of the Nominating and Corporate Governance Committee and a full report was also provided to the Board. Consistent with past practice, we consider suggestions from the evaluation process for inclusion during the course of the upcoming year. We plan to continue to conduct independent third-party evaluations and interviews each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our directors.

Engagement with our Stockholders

As investment professionals, we know the value of engaging with companies. We maintain an active and open dialogue with our stockholders, visiting them in their cities, hosting them in our offices, and inviting them to our annual meeting of stockholders. We proactively engage them on a range of topics including corporate governance, and our philosophy and practices relating to environmental and social responsibility. We attempt to incorporate and address the feedback we receive from our stockholders into our practices. The work-from-home environment as a result of the coronavirus pandemic created new opportunities to engage our stockholders in 2020. We held nearly 100 meetings with our stockholders in the virtual environment, including a majority of our top 40 stockholders, to discuss the Company’s performance and progress against our long-term strategy, as well as broader trends across the investment management industry. Further, in an effort to provide greater transparency around

2021 Proxy Statement	25

our efforts and progress related to our environmental, social and governance initiatives, we also published our first-ever Corporate ESG Update for Stockholders. We look forward to continuing to expand our stockholder engagement efforts.

HOW	WHAT

•  Attendance at Conferences

•  Investor Day

•  Incoming stockholder calls and meetings

•  Annual Meeting of Stockholders

•  Outreach, calls and meetings with Investors’ corporate governance departments

•  Participation on industry panels

•  Universal access to an email address for stockholders wishing to contact the Board

•  Strategic and financial performance and goals

•  Corporate and business strategy

•  Board composition and leadership structure

•  Corporate governance and industry trends, including ESG considerations

•  Regulatory considerations

•  Respond to inquiries concerning broad range of topics

Stockholder Proposals

From time to time, we receive proposals from our stockholders intended for inclusion in our proxy statement. We typically work with Company management in reviewing these proposals and determining an appropriate course of action in response, including, where necessary, a statement of our position for or in opposition to the proposal from the stockholder. Often in response the Board will ask management to engage with a stockholder on their proposal, which has led to meaningful dialogue and assisted the Board in understanding the concerns of our stockholders.

Stockholder Communications with the Board of Directors

Our Board members are interested in hearing the opinions of the stockholders. The Nominating and Corporate Governance Committee has established the following procedures in order to facilitate communications between our stockholders and our Board:

•	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board or to any individual director by mail to T. Rowe Price Group, Inc., c/o general counsel, P.O. Box 17134, Baltimore, MD 21297-1134, or by email to contact_the_board@troweprice.com or by Internet at troweprice.gcs-web.com/corporate-governance/contact-the-board.

•	Our general counsel will be responsible for the first review and logging of this correspondence. The general counsel will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence that the Nominating and Corporate Governance Committee has identified as correspondence that may be retained in our files and not sent to directors.

•	The Nominating and Corporate Governance Committee has authorized the general counsel to retain and not send to directors the following types of communications:

•	Advertising or promotional in nature (offering goods or services);

•	Complaints by clients with respect to ordinary course of business customer service and satisfaction issues; provided, however, that the general counsel will notify the chair of the Nominating and Corporate Governance Committee of any complaints that, in the opinion of the general counsel, warrant immediate committee attention by their nature or frequency; or

•	Those clearly unrelated to our business, industry, management, Board, or committee matters.

These types of communications will be logged and filed but not circulated to directors. Except as described above, the general counsel will not screen communications sent to directors.

•	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the general counsel will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

By the Nominating and Corporate Governance Committee of the
Board of Directors of T. Rowe Price Group, Inc.

Olympia J. Snowe, Chair Mary K. Bush Dr. Freeman A. Hrabowski, III Robert J. Stevens Alan D. Wilson

26	T. Rowe Price Group

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing non-employee director compensation and benefits and recommending changes, if appropriate, to the full Board. Our non-employee director compensation program is designed to accomplish a number of objectives:

•	Align the interests of our non-employee directors with those of our stockholders;

•	Provide competitive compensation for service to the Board by our non-employee directors;

•	Maintain appropriate consistency with our approach to compensation for our executive officers and senior employees; and

•	Attract and retain a diverse mix of capable and highly qualified directors.

We provide both cash and equity compensation to our directors and believe that, over time, cash and equity compensation should reflect approximately 40% and 60%, respectively, of the total compensation paid to our directors. The cash compensation component is based primarily on an annual retainer coupled with fees for committee attendance, lead director role, and committee chair roles. The equity compensation component is in the form of full value awards. We believe our total compensation package and compensation structure is comparable to and in line with other major financial service companies.

The Nominating and Corporate Governance Committee periodically reviews and considers competitive market practices. In 2020 there were no changes to the compensation program for our non-employee directors.

Fees and Other Compensation in 2020

All non-employee directors received the following in 2020:

•	An annual retainer of $100,000 for all non-employee directors;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $15,000 for the lead director;

•	A fee of $20,000 and $5,000, for the chair of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $10,000 for the chair of the Compensation Committee;

•	A fee of $10,000 for the chair of the Nominating and Corporate Governance Committee;

•	Directors and all U.S. employees of Price Group and its subsidiaries are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2020, non-employee directors were eligible to have up to $10,000 matched;

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at each meeting of the Board and its committees and related activities, including director education courses and materials; and

•	The reimbursement of spousal travel to and from and participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting.

The annual retainer and fees noted above are prorated for the period of time during the calendar year that each director held the position. Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year or to defer payment of their director fees into vested restricted stock units (RSUs) pursuant to the 2017 Non-Employee Director Equity Plan, as amended (2017 Director Plan). The RSUs will be settled in shares of our common stock, or cash in the case of fractional shares, upon the director’s separation from service. Any such election needs to be received prior to the beginning of the year they wish to have their payment deferred. Dr. Hrabowski and Ms. Snowe elected to have their 2020 director fees deferred to 2021. Messrs. MacLellan, Stevens, Wilson and Ms. Wijnberg elected to have their 2020 director fees deferred into vested RSUs.

2021 Proxy Statement	27

Equity-Based Compensation in 2020

Pursuant to the 2017 Director Plan, each newly elected Board member is awarded an initial grant in the form, at their election, of restricted shares or RSUs having a value on the date of grant of $300,000 that vests one-year after the grant date. In each subsequent year, each non-employee director is awarded, at their election, restricted shares or RSUs having a value on the date of grant of $200,000 on the first business day after the Annual Meeting. Each of the award types vest upon the earliest of one year after the grant date, or the day before the annual meeting held in the calendar year after the year in which the grant is made, the non-employee director’s death or date on which the director becomes totally and permanently disabled, or the date on which a change in control occurs, provided the director continues to be a member of the Board on the applicable date.

Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional stock units. Under the 2017 Director Plan, dividends and dividend equivalents payable with respect to unvested restricted shares and unvested stock units will be subject to the same vesting and risks of forfeiture as the restricted shares and stock units to which they are attributable. The 2017 Director Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change in control of Price Group. Upon a change in control, any outstanding stock units will be settled in cash or shares at the discretion of the Board.

Ownership and Retention Guidelines

Each non-employee director added to the Board prior to 2017 is required to hold shares of our common stock, within five years of their appointment to the Board, having a value equal to three times the applicable cash retainer at the time they joined. The cash retainer amount was $300,000 in 2015 and 2016, and $225,000 prior to 2015. Directors who were new to the Board in 2017 or who will join in the future, have an ownership goal of five times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested restricted shares and outstanding stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the applicable director plan. Net gain shares are the shares remaining after payment of the stock option exercise price and taxes owed with respect to the exercise or vesting event. All of our directors have achieved and maintain the ownership goal as of the date of this proxy statement.

28	T. Rowe Price Group

2020 Director Compensation1

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board during 2020. As an officer of Price Group, Mr. Stromberg does not receive separate directors’ fees so he has been omitted from this table. Mr. Stromberg appears in our Summary Compensation Table as a NEO.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS[2,3]	ALL OTHER COMPENSATION[4]	TOTAL
Mark S. Bartlett	$135,000	$200,013	$10,000	$345,013
Mary K. Bush	$115,000	$250,939	$10,000	$375,939
Dina Dublon	$120,000	$215,565	$10,000	$345,565
Dr. Freeman A. Hrabowski, III	$118,583	$248,550	$10,000	$377,133
Robert F. MacLellan	$—	$350,125	$10,000	$360,125
Olympia J. Snowe	$125,000	$240,200	$10,000	$375,200
Robert J. Stevens	$—	$331,454	$—	$331,454
Richard R. Verma	$120,000	$221,991	$10,000	$350,991
Sandra S. Wijnberg	$—	$338,214	$10,000	$348,214
Alan D. Wilson	$—	$389,223	$—	$389,223

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2020. All other columns have been omitted.

[2]	The following table represents the equity awards granted in 2020 to certain of the non-employee directors named above. In accordance with the 2017 Director Plan, each non-employee director was awarded a grant date value of $200,000. In addition pursuant to our 2017 Director Plan, some directors elected to have their fees, which are typically paid semi-annually, deferred into RSUs. The holders of RSUs also receive dividend equivalents in the form of additional vested stock units on each of the Company’s quarterly dividend payment dates. The award value or dividend equivalent value was converted to awards or units, using the closing stock price of our common stock on the date of grant. Fractional shares were rounded up to the nearest whole share.

				GRANT DATE
		NUMBER OF	NUMBER OF	FAIR VALUE OF
		RESTRICTED	RESTRICTED	STOCK AND
DIRECTOR	GRANT DATE	SHARES	UNITS	OPTION AWARDS

Mark S. Bartlett	5/13/2020	1,853		$200,013
Mary K. Bush	3/30/2020		127	$12,577

	5/13/2020	1,853		$200,013

	6/30/2020		103	$12,691

	9/29/2020		100	$12,784

	12/30/2020		86	$12,874

Dina Dublon	3/30/2020		26	$2,596
	5/13/2020		1,853	$200,013
	6/30/2020		35	4,288
	9/29/2020		34	$4,319
	12/30/2020		29	$4,349
Dr. Freeman A. Hrabowski, III	3/30/2020		109	$10,742

	5/13/2020		1,853	$200,013

	6/30/2020		101	$12,508

	9/29/2020		99	$12,599

	12/30/2020		85	$12,688

Robert F. MacLellan	3/30/2020		48	$4,732
	5/13/2020	1,853		$200,013
	6/30/2020		566	$69,775
	9/29/2020		41	$5,284
	12/30/2020		471	$70,321

2021 Proxy Statement	29

				GRANT DATE
		NUMBER OF	NUMBER OF	FAIR VALUE OF
		RESTRICTED	RESTRICTED	STOCK AND
DIRECTOR	GRANT DATE	SHARES	UNITS	OPTION AWARDS

Olympia J. Snowe	3/30/2020		88	$8,680

	5/13/2020		1,853	$200,013

	6/30/2020		84	$10,427

	9/29/2020		82	$10,503

	12/30/2020		71	$10,577

Robert J. Stevens	3/30/2020		26	$2,596
	5/13/2020		1,853	$200,013
	6/30/2020		489	60,357
	9/29/2020		37	$4,727
	12/30/2020		427	$63,761
Richard R. Verma	3/30/2020		42	$4,183

	5/13/2020		1,853	$200,013

	6/30/2020		48	$5,889

	9/29/2020		46	$5,932

	12/30/2020		40	$5,974

Sandra S. Wijnberg	3/30/2020		43	$4,278
	5/13/2020	1,853		$200,013
	6/30/2020		521	$64,317
	9/29/2020		38	$4,786
	12/30/2020		434	$64,820
Alan D. Wilson	3/30/2020		133	$13,123

	5/13/2020		1,853	$200,013

	6/30/2020		636	$78,513

	9/29/2020		121	$15,482

	12/30/2020		549	$82,092

[3]	The following table represents the aggregate number of equity awards outstanding as of December 31, 2020.

	UNVESTED	UNVESTED	UNEXERCISED		VESTED
DIRECTOR	STOCK AWARDS	STOCK UNITS	OPTION AWARDS	TOTAL	STOCK UNITS

Mark S. Bartlett	1,853			1,853
Mary K. Bush	1,853			1,853	14,391

Dina Dublon		1,891		1,891	2,971
Dr. Freeman A. Hrabowski, III		1,891	26,008	27,899	12,292

Robert F. MacLellan	1,853		26,008	27,861	6,383
Olympia J. Snowe		1,891		1,891	9,932

Robert J. Stevens		1,891		1,891	3,826
Richard R. Verma		1,891		1,891	4,786

Sandra S. Wijnberg	1,853			1,853	5,789
Alan D. Wilson		1,891		1,891	15,982

[4]	The amounts represent personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

30	T. Rowe Price Group

Human Capital

Our People Drive Our Success

At T. Rowe Price, our people set us apart. We thrive because our Company culture is based on collaboration and diversity. We believe that our culture of collaboration enables us to identify opportunities others might overlook. Our associates’ knowledge, insight, enthusiasm, and creativity are the reasons our clients succeed and our firm excels. In order to attract and retain the highest quality talent, we develop key talent and succession plans, invest in Company diversity, equity and inclusion initiatives, provide opportunities for our associates to learn and grow, and provide strong benefits. As evidence of the success of our approach the average tenure of our associates is 8 years, and the average tenure of our investment professionals is 22 years.

Investing In Our People

At T. Rowe Price, we seek to help our clients achieve their long-term investment goals. In order to do this, we are committed to helping our associates achieve their long-term career goals. As part of this commitment, we seek to identify new opportunities within our firm for associates to expand their experience and grow their skills. As a result of allowing our associates to develop these skills we are able to promote from within, reflected by the fact that approximately 35% of our open positions are filled by internal applicants. We are committed to the professional growth of our associates through the development of our associates’ knowledge, skills and experience, by providing them access to in person and online training programs and by offering a generous tuition reimbursement program. We believe a critical driver of our firm’s future growth is our ability to grow leaders. Pursuant to this, we have held a series of leadership speaker events and offer our associates access to virtual programs focused on leadership development led by professors at leading universities.

Hiring Diverse Talent

In today’s dynamic business environment, having a diverse and inclusive workforce and providing an equal opportunity to all associates is a business and cultural imperative. Our priority is to increase our hiring, retention and development of talent from groups that are underrepresented in asset management; this includes both minorities and women. In 2020, 21% of our investment professionals globally were female and firm-wide 63% of new hires were either female or ethnically diverse. For every open senior role at the firm, our goal is that at least 30% of the candidates interviewed will be ethnically diverse and/or female.

We believe a key component of combating racial inequality and injustice is greater representation of minorities in all areas of society and business—including at T. Rowe Price. To increase the pipeline of diverse candidates, we have created partnerships with historically black colleges and universities, latinx-serving institutions, and other colleges and universities with which we have had success in recruiting diverse talent in the United States. Other initiatives connect with prospective and future minority and female candidates as early as high school, through college, and on into graduate school. Throughout each year, we host on-site mentoring and recruitment initiatives in all U.S. offices and London, encouraging and attracting diverse candidates to consider careers in asset management. We remain steadfast in our commitment to supporting a diverse and inclusive workplace.

An Inclusive Work Environment

T. Rowe Price emphasizes a positive, welcoming, and collaborative culture, where associates are encouraged to be themselves—to draw from their experiences, express their viewpoints, and take the initiative to help our clients succeed. Diversity, equity and inclusion are pillars of our business approach. Our Management Committee ensures we are setting high standards for the way we recruit, hire, mentor and develop talent and establish and maintain work environments in every one of our business units in order to achieve these pillars. To support this, our Diversity and Inclusion Steering Committee (DISC) meets bi-monthly to discuss progress on specific diversity and inclusion initiatives and related challenges and concerns. We have developed a plan to provide additional programs to strengthen the experience and support for underrepresented minorities.

2021 Proxy Statement	31

How We Support Our Diverse Perspectives

Business Resource Groups provide important perspectives that help shape our company culture, especially in recruitment, talent acquisition and retention. Our business resource groups are open to all associates and provide valuable insight and programs to strengthen our inclusive culture, support career development of associates, extend our brand in the community and provide insight on delivering our services in the marketplace. T. Rowe Price business resource groups include:

•	MOSAIC—Providing guidance and leadership to strengthen the attraction, retention and experience of ethnically diverse personnel.

•	VALOR—Providing guidance and leadership to strengthen attraction, retention and experience of veterans, active reservists and their families.

•	PRIDE—Providing guidance and leadership to strengthen attraction, retention and experience of LGBTQ+ personnel and allies.

•	WAVE—Providing guidance and leadership to strengthen the attraction, retention and experience of women.

•	Black Leadership Council—We formed a Black Leadership Council empowered to recommend to the Management Committee improvements to our black associate advancement strategy.

At the end of 2020, forty-one percent (41%) of associates were members of at least one business resource group.

Offering Benefits to Further Our Commitment

In all of our global locations, we offer employee benefit solutions, including both healthcare and retirement benefits, where applicable, fitness club reimbursement, life insurance, and an Employee Assistance Program to support well-being. Benefit competitiveness and design is assessed within the relevant market for a given country, and offerings are aligned with our global principles and local market practice. For example, retirement programs are uniquely designed to support associates in meeting retirement goals while also reflecting regional and country-specific practices in Asia, Europe, and the U.S.

Focus on Family

We have always emphasized the importance of spending quality time away from work. In addition to generous vacation time, the firm offers fully paid maternity leave for birth mothers, in addition to fully paid parental leave to all new mothers and fathers. We also provide adoption assistance to associates looking to expand their families. In the U.S., the UK, and Canada, we offer our associates backup child-care and eldercare.

Managing Our Employee’s Safety and Well-being Through a Pandemic

During 2020, our firm mobilized to ensure the safety of all our associates globally. Beginning first in the APAC region, and then worldwide, we migrated to a work from home environment for approximately 97% of our associates. We expanded our offerings for child and elder care assistance for our associates, and ensured that our health care coverage included COVID-19 testing and treatment. In response to the challenging situation, we offered our associates five additional wellness days along with free counseling through our Employee Assistance Program.

Our Efforts in Reaction to Racial Inequity and Social Unrest

As a Baltimore-based company, we have witnessed racial inequity firsthand as a systemic issue. Over the years, our associates have generously supported programs that address structural racism and disinvestment in our communities. The T. Rowe Price Foundation has partnered with local and national experts to learn about inequity and to incorporate these insights into its grant-making strategy. Together, our firm and our associates have quietly but consistently worked to bring about change. As a step toward furthering progress, our company donated $2 million toward racial justice causes. In addition, we enhanced internal programs that increased awareness of racial injustice, allowed our associates to have constructive conversations with each other about it, with the goal of having our Company become more inclusive and more diverse. For example, during the year we held numerous diversity dialogues where associates in small settings were able to share their experiences in an effort to make all our associates aware of how systemic racism, gender discrimination or homophobia impacts their colleagues’ lives in a direct and personal way.

32	T. Rowe Price Group

Executive Compensation

Compensation Discussion & Analysis

The Compensation Discussion and Analysis (CD&A) provides an overview and analysis of our executive compensation philosophy, addresses the principal elements used to compensate our executive officers and explains how our executive compensation design aligns with the Company’s strategic objectives. We also address the 2020 compensation decisions and the rationale for those determinations for our NEOs. This CD&A should be read together with the compensation tables that follow this section. Our NEOs for 2020 were as follows:

William J. Stromberg	Céline S. Dufétel	Robert W. Sharps	Christopher D. Alderson(1)	Eric L. Veiel
Chair and Chief Executive Officer	Chief Operating Officer, Chief Financial Officer and Treasurer	President, Head of Investments, and Group Chief Investment Officer	Co-Head of Global Equity	Co-Head of Global Equity

Executive Summary

Our compensation programs recognize and reward performance, with a focus on rewarding the achievements of our NEOs, as measured by a number of factors over the short-term and long-term. Those factors include:

•	the financial performance and financial stability of Price Group;

•	relative investment performance of our investment products; and

•	performance of our NEOs against pre-determined corporate and individual goals.

Our compensation programs are also designed to reward NEOs for their contributions to the Company’s culture, service quality, customer retention, risk management, corporate reputation, and to the quality and collaboration of our associates. A significant portion of NEO compensation is performance-based and includes a material long-term incentive component tied to Company stock performance, thereby ensuring compensation is dependent on the Company’s short-term and longer-term performance.

Overall, we were pleased with our results during 2020. We continued to perform well for our clients while achieving strong financial results for the Company. Below is a summary of results for key measures that the Compensation Committee considers when NEO performance and making annual and long-term incentive compensation decisions.

(1)	Mr. Alderson ceased being an executive officer and retired from the Company effective December 31, 2020.

2021 Proxy Statement	33

2020 Financial Performance Highlights

Our net revenues and earnings per share grew significantly over the last five years. Results for 2020 in comparison to the prior two years and 2015 (five years) are as follows:

•	Our AUM increased by $263.7 billion from December 31, 2019, to $1,470.5 billion as of December 31, 2020 and our average AUM for 2020 increased 12.5% over the 2019 period. Clients added $5.6 billion, while market appreciation and income increased AUM by $256.9 billion. The firm also acquired client contracts from PNC Bank in September 2020 that added $1.2 billion of stable value assets under management

•	Organic AUM growth of 0.5% was driven primarily by strong flows from both institutional and intermediary clients in APAC and EMEA, including success in our local Japanese funds and SICAV funds. The flows in APAC and EMEA were mostly offset by ongoing pressure from passive in U.S. Equity, and headwinds in our Target Date franchise, in part driven by the CARES Act.

•	Our net revenues increased 10.5% over 2019, while our average AUM increased 12.5%, due primarily to client transfers to lower fee share classes and vehicles and money market fee waivers, which the firm began implementing in the second quarter of 2020, in order to maintain positive yield for investors.

•	Our overall financial condition remains very strong, as we finished the year with $7.7 billion of stockholders’ equity, $4.2 billion of cash and discretionary investments, and no debt. We also had redeemable seed capital investments in T. Rowe Price investment products of $1.2 billion at December 31, 2020.

•	Our strong balance sheet and operating results enabled us to return $2.0 billion, or 86% of 2020 net income, to stockholders through dividends and share repurchases. In 2020, we increased our annual recurring dividend for the 34th consecutive year, by 18.4%. In 2020, we expended $1.2 billion to repurchase 10.9 million shares, or 4.6% of our outstanding common stock at an average price of $109.30 per share. Dividends and stock repurchases vary depending upon our financial performance, liquidity, market conditions, and other relevant factors.

34	T. Rowe Price Group

2020 Strategic Performance Highlights

Investment Performance

•	Strong investment performance and brand awareness are key drivers in attracting and retaining assets—and to our long-term success. The table below presents investment performance for specific asset classes and AUM weighted performance, of the Price funds performance against passive peers, and composite performance against benchmarks for the one-, three-, five-, and 10-years ended December 31, 2020. Past performance is no guarantee of future results.

	1 YEAR	3 YEARS	5 YEARS	10 YEARS
% of U.S. mutual funds that outperformed Morningstar median[1,2]
Equity	65%	71%	66%	85%
Fixed Income	54%	55%	58%	57%
Multi-Asset	94%	94%	85%	90%
All Funds	70%	72%	69%	77%

% of U.S. mutual funds that outperformed passive peer median[1,3]
Equity	52%	67%	64%	68%
Fixed Income	72%	59%	54%	47%
Multi-Asset	91%	82%	70%	86%
All Funds	69%	69%	63%	67%

% of composites that outperformed benchmarks[4]
Equity	60%	65%	70%	77%
Fixed Income	66%	56%	67%	68%
All Composites	62%	62%	68%	74%

AUM-Weighted Performance	1 YEAR	3 YEARS	5 YEARS	10 YEARS
% of U.S. mutual funds that outperformed Morningstar median[1,2]
Equity	76%	79%	84%	92%
Fixed Income	43%	51%	57%	59%
Multi-Asset	100%	97%	96%	97%
All Funds	79%	81%	85%	90%

% of U.S. mutual funds that outperformed passive peer median[1,3]
Equity	39%	81%	77%	73%
Fixed Income	58%	50%	37%	43%
Multi-Asset	95%	96%	95%	96%
All Funds	54%	83%	79%	77%

% of composites that outperformed benchmarks[4]
Equity	70%	71%	73%	73%
Fixed Income	53%	47%	49%	72%
All Composites	67%	67%	69%	73%

•	As of December 31, 2020, 73 of 123 (59%) of our rated U.S. mutual funds (across primary share classes) received an overall rating of 4 or 5 stars. By comparison, 32.5% of Morningstar’s fund population is given a rate of four or five stars[5]. In addition, 84% of AUM in our rated U.S. mutual funds (across primary share classes) ended 2020 with an overall rating of four or five stars.

[1]	Source: © 2020 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

2021 Proxy Statement	35

[2]	Source: Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the Morningstar category median. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total Fund AUM included for this analysis includes $493B for 1 year, $493B for 3 years, $493B for 5 years, and $484B for 10 years.

[3]	Passive Peer Median was created by T. Rowe Price using data from Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, funds with fewer than three peers, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. This analysis compares T. Rowe Price active funds to the applicable universe of passive/index open-end funds and ETFs of peer firms. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the passive peer universe. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $475B for 1 year, $473B for 3 years, $432B for 5 years, and $411B for 10 years.

[4]	Composite net returns are calculated using the highest applicable separate account fee schedule. Excludes money market composites. All composites compared to official GIPS composite primary benchmark. The top chart reflects the percentage of T. Rowe Price composites with 1 year, 3 year, 5 year, and 10 year track record that are outperforming their benchmarks. The bottom chart reflects the percentage of T. Rowe Price composite AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $1,355B for 1 year, $1,353B for 3 years, $1,328B for 5 years, and $1,290B for 10 years.

[5]	The Morningstar RatingTM for funds is calculated for funds with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. Morningstar gives its best ratings of 5 or 4 stars to the top 32.5% of all funds (of the 32.5%, 10% get 5 stars and 22.5% get 4 stars). The Overall Morningstar RatingTM is derived from a weighted average of the performance figures associated with a fund’s 3, 5, and 10 year (if applicable) Morningstar RatingTM metrics.

Investment, Product and Distribution Capabilities

We were pleased with execution on our strategic initiatives across investment capabilities, products, distribution, and technology, including creating operational efficiency gains. Highlights from the year include:

•	We increased our global investment professional staff nearly 10% in 2020 to 724, and announced our plan to establish T. Rowe Price Investment Management, a separate SEC-registered investment advisor, to support the firm’s continued focus on generating strong investment results for clients.

•	We advanced our corporate access, ESG and equity data insight capabilities.

•	Expanded the firm’s product strategy with the launch of four active ETFs, our first sustainable funds range, and two new Japanese Investment Trust Management Companies.

•	Successfully navigated shift to virtual client engagement model as a result of the coronavirus pandemic.

•	We expanded our derivatives coverage and enhanced our complex product support model.

Enterprise Capabilities and Talent

•	We made progress toward our long-tern plan to make our operating and technology platforms more secure, efficient, and scalable.

•	We maintained compliance with significant regulations that had broad reaching impact on the firm’s operations.

•	We announced a new headquarters location.

•	Successfully navigated pandemic crisis including managing remote working arrangements for 97% of our associates, and communications to our global work force to ensure coordination of our response.

•	Advanced diversity and inclusion efforts and the creation of the Black Leadership Council and the MOSAIC Heritage Communities.

•	We welcomed Stephon Jackson and Justin Thomson, to the Management Committee, effective January 1, 2021.

36	T. Rowe Price Group

2020 Compensation Decisions for our Chief Executive Officer and Other NEOs

Fixed base salary is a small part of overall compensation, with performance-based pay, in annual cash incentives and long-term equity awards, representing the substantial majority of compensation. The compensation mix awarded this year to our CEO and other NEOs, as illustrated below, reflects our performance-based compensation philosophy.

•	For 2020, Mr. Stromberg’s total compensation increased 5.1% over the prior year, which is driven by an increase in both the value of his annual bonus and long-term equity award. The higher total compensation reflects the Compensation Committee’s assessment of Mr. Stromberg’s overall performance as CEO and aligns with the Company’s achievement of financial and strategic results previously discussed. Consideration was also given to Mr. Stromberg’s pay relative to his industry peers.

•	Annual compensation for our other NEO’s also increased in 2020, consistent with Company performance and results in each of the NEO’s areas of responsibility. For Ms. Dufétel, her total compensation increase of 21% in 2020 also reflects a competitive adjustment following significant expansion of her responsibilities since becoming CFO in 2018, in addition to the Compensation Committee’s assessment of her performance and contributions to our financial and strategic results. In addition to her role as our CFO and Treasurer, Ms. Dufétel has also assumed firm-wide responsibilities for risk management, enterprise change management, investment operations and strategic initiatives, and in 2021 she was appointed as the Company’s Chief Operating Officer, in addition to her duties as CFO and treasurer.

•	Our AICP is funded as a percentage of net operating income, and long-term equity awards to NEOs were split equally between performance-based RSUs subject to a three-year performance goal followed by two-year time based vesting, and time-based RSUs subject to a three-year vesting schedule.

2021 Proxy Statement	37

Executive Compensation Practices

At the 2020 annual meeting of stockholders, our stockholders cast a non-binding advisory vote on the compensation of the NEOs. Nearly 96% of the shares voted approved the compensation paid to our NEOs. The Compensation Committee welcomed this feedback and considers this outcome supportive of our approach to executive compensation. The Compensation Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance practices. These include:

WHAT WE DO	WHAT WE DON’T DO

    Include all independent directors on the Compensation Committee.

    Impose stock ownership and retention requirements on our independent directors, NEOs, and other select members of senior management.

    Emphasize variable compensation, including long-term equity incentive compensation.

    Grant 50% of each NEOs long-term equity award value as performance- based RSUs, with a three-year objective performance goal and two additional years of time-based vesting.

    Impose double-trigger vesting on acceleration of awards granted under our 2020 Long-Term Incentive Plan (2020 Plan) in the event we are acquired or taken over by another company.

    Engage an independent compensation consultant who provides services only to the Board and provides no other services to the Company or its management.

    Use a comprehensive risk management program designed to identify, evaluate, and control risks and our compensation and stock ownership programs work within this risk management framework.

    Have a recoupment policy for both cash and equity incentive compensation in place for executive officers in the event of a material restatement of our financial results within three years of the original reporting.

    Allow executives or independent directors to short-sell the Company stock or hedge to offset a possible decrease in the market value of Company stock held by them.

    Enter into change-in-control agreements with any of our executive officers.

    Provide excise tax gross-ups.

    Pay dividends on unearned performance-based RSUs.

    Enter into broad-based employment agreements with our U.S.-based executive officers.

    Accelerate the vesting of equity awards on an executive officer’s retirement.

    Permit the repricing or exchange of equity awards in any scenario without stockholder approval.

    Sponsor any supplemental executive retirement plans or provide significant perquisites and other personal benefits to our executive officers.

Executive Compensation Philosophy and Objectives

Our NEO and overall compensation programs are designed to satisfy two core objectives:

•	attract and retain talented and highly skilled management professionals with deep experience in investments, business leadership and client service; and

•	maintain alignment of interests between our management professionals and our stockholders by focusing on long-term corporate performance and value creation, emphasizing appropriate enterprise risk-taking, reinforcing a “client-focused” and collaborative culture, and rewarding associates for the achievement of strategic goals.

We believe NEO compensation should be straight-forward, goal-oriented, longer-term focused, transparent, and consistent with stockholder interests. In addition, NEO compensation should be linked directly to our overall corporate performance, as well as to success in achieving long-term strategic goals.

38	T. Rowe Price Group

Key Elements of 2020 NEO Compensation

Our compensation program consists primarily of three elements: base salary, annual cash incentives, and long-term equity awards. Most NEO compensation is performance-based, aligned to Company performance and to individual performance against goals. There is no pre-established mix between cash and non-cash compensation or between short-term and long-term awards. Instead, each year the Compensation Committee determines the appropriate level and mix of short-term and long-term awards for our NEOs to recognize annual performance and to encourage meeting our long-term strategic goals.

ELEMENT	KEY FEATURES	PURPOSE
Salary

•  Fixed annual cash amount.

•  Salary paid to our most senior personnel in the U.S. has been capped at $350,000 since 2005.

•  Salaries for personnel outside the U.S. are also capped at comparable levels of local currency.

• Represents a small component of total compensation, so that the substantial majority of NEO compensation is dependent on performance-based annual incentive compensation as well as long-term equity incentives.
Annual Incentive Compensation Plan (AICP)

•  Performance based and represents a material portion of the NEO’s total compensation.

•  Administered by the Compensation Committee.

•  The AICP is part of the Company’s overall bonus pool, in which nearly all employees participate.

•  The AICP sets an aggregate maximum bonus pool for NEOs based solely on Company financial performance in the current year. The Compensation Committee annually determines the maximum percentage of the total AICP pool that can be awarded to each NEO. This is a meaningful limit on the amount that can be awarded to each NEO that is tied to actual financial performance.

•  Actual bonus amounts for each NEO are based on the Company’s financial and operating performance relative to annual goals and objectives plus individual performance and contributions.

•  Actual bonus amounts for each NEO are typically lower than the maximum amount determined under the plan.

•  Provides structure for incentive compensation and, coupled with the use of judgement by the Compensation Committee, aligns cash compensation of the NEOs and other senior management to the Company’s annual performance.

•  Rewards NEOs for achievement of annual Company goals and objectives our long-term strategy.

•  Provides competitive cash compensation to attract and retain diverse high-quality talent.

Long-Term Equity Awards

•  Represents a significant portion of the NEO’s total compensation and are earned over five-years.

•  The grant value for each NEO is based on relative level of corporate management and functional responsibility, competitive assessment of similar roles within the marketplace, individual performance, and expected future long-term contributions.

•  For 2020, 50% of the long-term equity award for NEOs were in performance-based RSUs tied to the attainment of a three-year objective performance goal. A NEO can earn from 0-100% of the performance RSUs based on the Company’s operating margin relative to the average operating margin for peers over the same period. If the Company achieves the three-year objective performance goal for the period 2021 through 2023, these awards would vest 50% per year starting in December 2024.

•  The remaining 50% of the long-term equity award for NEOs were in time-based RSUs that vest at a rate of 33 1/3% per year starting in December 2021.

•  Grants are awarded at the regularly scheduled December meeting of the Compensation Committee.

•  Creates a strong link between NEO realized compensation and stock performance.

•  Provides a significant incentive to our NEOs and other senior management to protect and enhance stockholder value and profitability.

•  Enhances the link between compensation and long-term Company performance through the granting of performance- based RSUs.

•  Provides competitive compensation to attract and retain diverse high-quality talent.

2021 Proxy Statement	39

Annual Incentive Compensation Plan Bonus Pool

The AICP provides that, unless approved by the Compensation Committee otherwise, the maximum bonus pool is equal to 5% of the Company’s net operating income adjusted to exclude, if any, (i) the effects of goodwill impairment, (ii) the cumulative effect of changes in accounting policies or principles, (iii) gains or losses from discontinued operations, and (iv) unusual or nonrecurring gains, losses, or expenses. The Compensation Committee also established maximum individual bonuses as a percentage of the AICP formula, however, they retained the right to award an amount that was less than each NEO’s maximum. The amounts awarded under the AICP are part of the Company’s annual bonus program.

The Company’s annual bonus program, under which nearly all of the employees of the Company are eligible to participate, is managed by the Compensation Committee and Management Compensation and Development Committee and is funded based on the Company’s financial results. Additional considerations include the Company’s investment performance, service quality for clients and progress toward stated objectives relating to the Company’s long-term strategies.

Compensation Committee’s Use of Judgment in Incentive Compensation

The Compensation Committee believes that judgment and thoughtful consideration of qualitative performance is a critical feature of the Company’s executive compensation program. While the Compensation Committee uses financial and other metrics to evaluate the performance of our senior executives, our business is dynamic and requires us to respond rapidly to changes in market conditions and other factors outside our control that impact our financial performance. The Compensation Committee believes that a rigid, formulaic program based strictly on quantitative metrics could have unintended consequences, such as encouraging executives to place undue focus on achieving specific shorter-term results at the expense of longer-term success of the company. In addition, solely formulaic compensation would not permit adjustments based on factors beyond the control of our executives as well as relative performance in relation to shifting market conditions and less quantifiable factors such as recognition of strategic developments and individual achievements. Therefore, thoughtful consideration of these additional factors allows the Compensation Committee to fully consider the overall performance of our executives over time, and has been a key ingredient in ensuring the Company’s positive long-term financial results.

Long-Term Equity Awards

We believe our long-term equity award program is a significant factor in maintaining a strong correlation between the compensation of our top managers and professionals, including our NEOs, and the long-term interests of our clients and stockholders. Our approach to long-term equity compensation has incorporated different award vehicles (e.g., stock options, restricted stock, or RSUs) and has varied over time. Currently we use RSUs and, in the case of our NEOs, we split the RSUs equally between performance-based RSUs and time-based RSUs. The mix of time-based and performance-based RSUs emphasizes long-term stockholder alignment for our NEOs.

The performance-based RSUs awarded to our NEOs are subject to a three-year performance period that begins on January 1st of the year following the grant and ends on December 31st of the third year following the grant. The performance goal for the performance-based RSUs is the Company’s operating margin relative to peers. The number of performance-based RSUs earned, if any, will be determined by comparing the Company’s operating margin to the average operating margin of a peer group of companies for the same period. Any performance-based RSUs earned after the three-year performance period will vest in equal annual installments beginning in December of the year following the end of the performance period (years four and five after the grant). The time-based RSUs awarded to our NEOs vest in equal annual installments over three years beginning in December in the year following the grant.

The individual equity award is a reflection of the long-term value added by the individual as well as their potential for future contributions. The total award granted to an NEO from year to year reflects individual performance and an assessment of the NEO’s relevant compensation positioning versus market peers in similar roles. The ultimate value realized from an equity award fluctuates with the Company’s stock price, thus aligning NEO pay with stockholder interests.

2020 Compensation Decisions

Given our shared and collaborative leadership structure, when setting the compensation in 2020, the Compensation Committee considered the collective contribution of the NEOs to the Company’s strategic imperatives as highlighted in the executive summary to this CD&A as well as their contributions to the related annual goals described below. The Compensation Committee considered each NEO’s individual contributions to the achievement of these and longer-term goals and the NEO’s individual performance in their functional responsibilities. These broader goals included overall Company financial results, investment performance and progress on product goals, net flows and progress on distribution goals, major program execution and progress on shared services goals, and governance and talent development. The Compensation Committee also looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain an internally consistent compensation environment.

40	T. Rowe Price Group

In keeping with the Company’s commitment to pay for performance, the maximum base salary of $350,000 for NEOs in the U.S., has remained unchanged since 2005 and is consistent with the base salaries paid to our most senior personnel. The Compensation Committee did not make any changes to base salaries for the NEOs in 2020.

Incentive Compensation

At the end of 2019, the Board approved senior management goals for 2020, which the Compensation Committee then used for evaluation of NEO performance at the end of the year. These goals were designed to promote a team-oriented structure that operates in the best long-term interests of clients, associates, and stockholders. Long-term goals that apply every year include the objective to recruit, develop, and retain diverse associates of the highest quality while creating an environment of collaboration and appropriately rewarding individual achievements and initiatives. This focus on our associates is intended to create a combination of talent, culture, and processes that will allow us to achieve superior investment results, market our products effectively, and deliver outstanding service on a global basis.

When evaluating performance and determining incentive compensation awards for our NEOs, the Compensation Committee considers both annual and longer-term results against these goals in order to reinforce our long-term management philosophy.

Specific goals established for 2020 consisted of the following:

Investment Performance and Capabilities	Product Capabilities

•     Sustain strong overall investment results and competitiveness of our investment strategies.

•     Grow investment management talent and leadership and extend investment capabilities.

•     Evolve global investment management and trading operating processes and systems to meet growing complexity.

• Maintain and support a strong product range that meets evolving client needs through vehicle choices, pricing strategy, seed management, insightful content, long-term product roadmaps and consistent health checks.
Net Flows and Distribution Capabilities	Shared Services and Talent

•     Deliver on distribution performance targets for gross sales, net flows, diversification and operating/efficiency metrics.

•     Enhance sales, client service, and marketing capabilities across intermediary, institutional and U.S. direct channels in support of our clients and to position the firm for long-term growth, diversification and efficiency.

•     Modernize technology infrastructure and architecture across the firm to simplify our environment and reduce risk.

•     Build effective and efficient shared service capabilities to support the enterprise and ensure regulatory compliance.

•     Attract, develop, and retain a diverse and collaborative workforce.

Enterprise Strategy, Governance and Financial Results

•     Ensure the right strategy, allocation of resources, oversight, and governance models are in place to execute.

•     Manage our financial performance and position to protect/benefit our clients, associates, and stockholders, balancing short-term results with longer-term investment.

2021 Proxy Statement	41

Individual Performance Considerations

In addition to contributions to the 2020 priorities summarized above, and the Company’s financial and strategic performance highlighted in the executive summary on page 33, the Compensation Committee considered the following individual contributions when setting 2020 compensation for our NEOs.

William J. Stromberg
Chair and Chief Executive Officer

ROLE CONSIDERATIONS

•      Leadership, responsibility, and performance as Chair, President and CEO and chair of our Management Committee and Management Compensation and Development Committee.

INDIVIDUAL ACHIEVEMENTS

•      Clear leader for the delivery of the firm’s strategic plan; driver of important change throughout the firm while preserving a collaborative and client-centered culture.

•      Led firm’s response to the pandemic, including transition to work from home, putting associate safety first. Also led successful shift to a virtual annual stockholders’ meeting and virtual Board meetings.

•      Integrated new head of Global Human Resources.

•      Committed to the development of T. Rowe Price Investment Management (TRPIM) and acted as a senior advisor to its leadership team. Added TRPIM CEO Stephon Jackson to the Management Committee effective January 1, 2021.

•      Continued progress on diversity & inclusion strategy, including formation of the Black Leadership Council, a team of senior leaders that will advise the Management Committee on diversity matters and also guided firm’s response to racial injustice issues.

•      Overall investment performance remained strong for five-, and 10-year periods against active peers and was solid against benchmarks.

•      Revenues grew 10.5%, diluted non-GAAP earnings per share increased 18.7%, and dividends per share rose 18.4%. Return on equity was consistent with 2019 at a healthy 32% for 2020.

•      The Company returned $2.0 billion to stockholders in 2020 through dividends and active opportunistic share repurchases during the pandemic-induced bear market, while maintaining a very strong balance sheet.

42        T. Rowe Price Group

Céline S. Dufétel
Chief Operating Officer, Chief Financial Officer and Treasurer

ROLE CONSIDERATIONS

•      Leadership, responsibility and performance as CFO and Treasurer, and chair of the Risk and Operational Steering Committee. Expanded role and responsibilities in 2020 to include leadership of global investment operations and enterprise change management in addition to existing responsibilities for risk management and strategic initiatives. Responsibilities expanded again in 2021 when she was appointed as the Company’s Chief Operating Officer.

INDIVIDUAL ACHIEVEMENTS

•      Led quarterly reviews of each business unit with a keen focus on critical success metrics; oversaw deep-dive strategic reviews of key business units and important strategic initiatives, including two business transformation and several growth revitalization initiatives across the firm.

•      As chair of the Risk and Operational Steering Committee, strengthened oversight of the firm’s change agenda and led reviews of audit, risk, cyber, compliance and operations; improved accountability and execution focus across the firm.

•      Continued enhancing strategic planning and approach to evaluation of opportunities, including the acquisition and integration of $1.2 billion of stable value assets from PNC.

•      Further strengthened the talent across the CFO Group while improving diversity; integrated new leaders of Global Investment Operations, Enterprise Change Office and Procurement functions.

•      Key contributor on Management and Management Compensation and Development Committees and on a variety of steering committees, including the Investment Management, Product Strategy, Service Agreement Oversight Committees. Serves an integral role at Price Group board meetings.

•      As owner of the business continuity function, worked with head of Global Human Resources and CEO to lead the firm’s pandemic response, preparing our facilities, and communicating to associates.

•      Managed multi-year evaluation of sites for corporate headquarters, culminating in signing letter of intent to construct a new headquarters complex to be ready in 2024.

•      Advanced stockholder engagement efforts and maintained strong relationships with the analyst community in both the U.S. and Europe.

2021 Proxy Statement         43

Robert W. Sharps
President, Head of Investments, and Group Chief Investment Officer

ROLE CONSIDERATIONS

•      Leadership, responsibility, and performance as Head of Investments (including global trading), Group Chief Investment Officer, and chair of the Investment Management Steering Committee. In 2021, the Board appointed Mr. Sharps as the Company’s President.

INDIVIDUAL ACHIEVEMENTS

•      Strong investment performance over five- and 10-years against active peers, particularly across multi-asset, with further broadening of the investment teams and their capabilities.

•      Committed to and advised on the development of our new investment management subsidiary, TRPIM, including selection of leadership team. Recruited and onboarded the leader of our ETF business and oversaw the planning and launch of our active ETF product. Oversaw successful leadership transition for International Equity.

•      Oversaw ESG function and its broad integration within Investments with outstanding ratings from industry services. Launched our first Responsible portfolios and prepared to launch first Impact strategy.

•      Outstanding work as chair of the Investment Management Steering Committee, which focuses on long term product evolution at the firm. Oversaw significant number of new product launches across Investments. Key thought leader on investment pricing decisions across the firm.

•      Led the five-person chief investment officer group that continues to represent our investment divisions with distinction. Co-chaired the firm’s Asset Allocation Committee with successful market shifts during the pandemic-driven bear market in the first quarter.

•      Served as executive sponsor of our Black Leadership Council. Also served as a director of the Price funds’ board and as integral presenter at Price Group board meetings.

•      Key contributor on the Management, Management Compensation and Development and Product Strategy Committees. Serves in an important leadership role on the U.S. Equity, International Equity, and Fixed Income Steering Committees.

Christopher D. Alderson
Co-Head of Global Equity

ROLE CONSIDERATIONS

•      Leadership, responsibility, and performance as Co-Head of Global Equity, Head of International Equity, and chair of the International Equity Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•      Investment performance for international equity remained strong over three-, five-, and 10-years against active peers and against benchmarks.

•      Effective chair of the International Equity Steering Committee. Central leadership role in developing the talent and culture of the team to deliver the division’s excellent results at increasing scale; executed an effective transition of leadership responsibilities to next head of International Equity, Justin Thomson.

•      Partnered successfully with Product team to progress the three-year product road map for International Equity. Successful launch of China Innovation Equity and planned 2021 launches of China Growth, Global Impact, Global Select, and UK Responsible Equity.

•      Key contributor on the Management, Management Compensation and Development Investment Management Steering, and Product Strategy Committees.

•      Led the firm’s initiative to establish an office in Shanghai, China, which opened in 2021.

44         T. Rowe Price Group

Eric L. Veiel
Co-Head of Global Equity

ROLE CONSIDERATIONS

•      Leadership, responsibility, and performance as Co-Head of Global Equity, Head of U.S. Equity, and chair of the U.S. Equity Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•      Investment performance for U.S. equity remained strong across the five- and 10-years against peers and solid against benchmarks.

•      Chaired the U.S. Equity Steering Committee, which oversees our largest investment division. Developed several new leaders that are taking on additional responsibilities. Significantly enhanced diversity programs to access and develop diverse talent within Equity. Served as executive sponsor of WAVE, our business resource group for women.

•      Advocated for and led day-to-day development of new investment management subsidiary, TRPIM, to be launched in the second quarter of 2022; work included development of organizational structure and operating plans, appointment of leadership team, recruitment and appointment of investment staff.

•      Continued progress on integration of ESG into investment process and collaborated on development of Global Impact and Global Select equity strategies.

•      Led the design and implementation of the plan to pay for third-party investment research in the U.S. and consulted on international implementation.

•      Hired new head of Quantitative Investing and successfully onboarded and integrated him during the pandemic.

•      Key contributor on the Management, Investment Management Steering, Multi-Asset Steering, and Product Strategy Committees.

Annual Incentive Compensation

At the beginning of the year, the Compensation Committee established each NEO’s maximum payout percentage from the AICP bonus pool. The established payout percentages reflect the Compensation Committee’s decision to impose a financially based limit on the maximum payout to each NEO and the Compensation Committee’s expectation of each NEO’s relative contribution to the Company’s performance. The Compensation Committee has the discretion to reduce or eliminate the share of the bonus pool payable to any NEO.

The table below sets forth the maximum payout (in millions) allocated to our NEOs and the actual bonus awards (in millions) made by the Compensation Committee to our NEOs for 2020 and 2019.

NAME	2020 MAXIMUM PAYOUT BASED ON THE TOTAL POOL	2020 ANNUAL INCENTIVE PAYMENT	2019 ANNUAL INCENTIVE PAYMENT	2020 PAYMENT PERCENTAGE CHANGE OVER 2019
William J. Stromberg	$16.5	$9.0	$8.5	5.9%
Céline S. Dufétel	$ 8.2	$4.5	$3.6	25.4%
Robert W. Sharps	$16.5	$9.0	$8.7	3.4%
Christopher D. Alderson[1]	$13.7	$7.3	$7.1	2.4%
Eric L. Veiel	$13.7	$7.4	$7.0	5.0%

[1]	Bonus amounts received in 2020 and 2019 by Mr. Alderson were HKD 56.8 million and HKD 57.8 million, respectively.

Consistent with past practice, the Compensation Committee exercised negative discretion and awarded less than the maximum payout amount to the NEOs. Exercising such negative discretion maintains alignment between the bonus amounts paid to the NEOs and the expected range of bonuses paid to peers with similar roles at our competitors. The significant increase in the annual incentive payment for Ms. Dufétel from 2019 to 2020 is a reflection of both her very strong performance as the CFO and Treasurer and her significantly expanded roles and responsibilities in 2020 as described above. The Compensation Committee has the power to authorize additional incentive compensation or bonuses outside the AICP but did not do so in 2020.

2021 Proxy Statement        45

Long-Term Equity Awards

Pursuant to our long-term equity award program award values are split equally in the form of performance-based RSUs and time-based RSUs to our NEOs. Each long-term equity award value was converted to units using the closing stock price of our common stock on the date of grant ($153.17 for 2020). The NEOs were granted the following long-term incentive values (in millions) and resulting mix of performance-based and time-based RSUs in 2020.

NAME	2020 EQUITY INCENTIVE VALUE	2020 PERFORMANCE- BASED RESTRICTED STOCK UNITS	2020 TIME- BASED RESTRICTED STOCK UNITS[1]	2019 EQUITY INCENTIVE VALUE	2020 LTI AWARD VALUE CHANGE OVER 2019
William J. Stromberg	$5.9	19,260	19,260	$5.7	4.4%
Céline S. Dufétel	$2.5	8,161	8,161	$2.1	19.0%
Robert W. Sharps	$5.6	18,118	18,118	$5.0	12.1%
Christopher D. Alderson	$2.5	8,161	8,161	$2.5	—%
Eric L. Veiel	$3.5	11,426	11,426	$3.2	11.1%

[1]	Time-based RSU’s vest in equal installments over the three years beginning in December in the year after the grant date.

Performance-Based RSUs—Performance Thresholds and Vesting

The performance thresholds established by the Compensation Committee for the performance-based RSUs granted in 2020 to our NEOs were based on the Company’s operating margin for the three-year performance period compared with the average operating margin of a designated group of public company peers (Industry Average Margin) that was composed of:

Affiliated Managers Group, Inc.	Janus Henderson Group	Invesco Ltd.
AllianceBernstein L.P.	Federated Investors
BlackRock, Inc.	Franklin Resources

The peer group listed above is a subset of the peer group used in evaluating the competitive positioning of our compensation program. The Compensation Committee selected operating margin as the sole performance metric because it is a key indicator of profitability and relative financial performance in the asset management industry. Operating margin is determined by dividing net operating income by total revenues for the performance period, as reported in the consolidated financial statements filed with the SEC or, if such financial statements are not available for a peer company at the time of determination, as otherwise disclosed in a press release by such peer company. In each case, net operating income is adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For performance-based RSUs awards made in 2020, the number of RSU’s earned will be determined by comparing the Company’s operating margin for the three-year performance period to the average operating margin of the peer group of companies for the same period, and thereafter vest over the following two years (years four and five after the grant date).

The following table sets forth the performance thresholds and related percentage of RSUs eligible to be earned that were established by the Compensation Committee for the 2020 awards.

TROW Operating Margin as Percent of Industry Average Margin	>=100%	90%-99%	80%-89%	70%-79%	60%-69%	50%-59%	<50%
Amount of Restricted Stock Units Eligible to be Earned	100%	90%	80%	70%	60%	50%	0%

GRANT DATE	PERFORMANCE PERIOD	TROW OPERATING MARGIN AS PERCENT OF INDUSTRY AVERAGE MARGIN	AMOUNT EARNED AND SUBJECT TO STANDARD VESTING SCHEDULE	VESTING START MONTH/YEAR
December 2020	January 1, 2021 to December 31, 2023	Not determinable at this time		December 2024

Performance-based RSUs earned by each NEO following the completion of the relevant performance period vest at a rate of 50% per year beginning in the month and year specified in the chart above once the Compensation Committee certifies the number of RSUs earned.

46         T. Rowe Price Group

Process for Determining Executive Compensation

The Compensation Committee has established a comprehensive process for:

•	reviewing our executive compensation program designs to ensure that they are aligned to our philosophy and objectives,

•	evaluating performance by our NEOs against goals and objectives established or reviewed by the Compensation Committee, and

•	setting compensation for the NEOs and other senior executives.

The table below summarizes the actions taken by the Compensation Committee throughout 2020.

2021 Proxy Statement         47

Delegation Authority

The Compensation Committee has delegated compensation decisions regarding nonexecutive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation and Development Committee, a committee comprised of members of the Management Committee.

Committee Procedures

Early each year, the Compensation Committee meets with the President and CEO and members of senior management in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the NEOs listed in our Summary Compensation Table. In addition, the Compensation Committee determines eligibility for the AICP bonus pool and sets forth the maximum percentage that may be paid to each participant. At its meeting in December, the Compensation Committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.

The Compensation Committee awards annual equity incentive grants to employees from stockholder-approved long-term incentive plans as part of the Company’s annual compensation program.

Role of Executive Officers

The Compensation Committee solicits input from the President and CEO and the Management Compensation and Development Committee regarding general compensation policies, including the appropriate level and mix of compensation. The Compensation Committee also consults with the President and CEO regarding the appropriate bonus and salary levels for other executive officers.

Role of Independent Compensation Consultant

Johnson Associates served as the Compensation Committee’s independent compensation consultant in 2020 and attended all Compensation Committee meetings during the year, and regularly meets with the Compensation Committee in executive session. The Compensation Committee benefited from the consultant’s broad experience in advising other compensation committees, in-depth understanding of investor perspectives on compensation, and familiarity with our compensation programs and policies and those of peer companies in the asset management and financial services industry.

Johnson Associates provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends across industries. Specifically in 2020, Johnson Associates reviewed, evaluated and recommended changes to the competitive market peer group to be used in evaluating NEO compensation, and periodically advised the Compensation Committee on trends and projected implications on executive compensation practices in response to the global pandemic. The consultant also provided competitive guidance to the Compensation Committee regarding 2020 incentive compensation decisions for the President and CEO, and for the other NEOs.

Johnson Associates has no relationship with Price Group other than as the Board’s compensation consultant. Johnson Associates has not provided any services to the Company other than those provided to the Compensation Committee in their role as independent consultant. The Compensation Committee has assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work performed by the advisor does not raise any conflicts of interest. The Compensation Committee will continue to periodically review its relationship with Johnson Associates and their continued appointment as the Compensation Committee’s independent consultant.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not publicly disclose the compensation data of their top executive officers. During the year, Johnson Associates presented a report of expected competitive pay for each NEO based on current industry trends and their market evaluation of each NEO’s role. This data, along with competitive market data provided to management by McLagan Partners (McLagan) and input from the CEO and other senior executive officers of the Company, provided guidance to the Compensation Committee in their compensation decisions for each NEO for 2020.

McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by role across multiple companies without specifically identifying information for a particular company. Management uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared by executive management with the Compensation Committee. McLagan works with management and does not act as a compensation consultant to the Compensation Committee.

48        T. Rowe Price Group

Competitive Positioning

The Compensation Committee annually reviews competitive data regarding compensation at peer companies in the investment management industry with their independent compensation consultant and management. We do not set compensation levels to fall within specific ranges compared with benchmark data. Instead, we use the information provided by Johnson Associates, proxy data for peer group companies listed below, and survey data provided by McLagan and others about the competitive market for senior management to gain a general understanding of current compensation practices and to assist in the development of compensation programs and setting compensation levels for our senior executives.

In 2020, the Compensation Committee asked Johnson Associates, in partnership with management, to review and assess the existing compensation peer group and, if warranted propose potential changes. The assessment was conducted in an effort to better reflect our size, complexity of offerings, scope of domestic and global capabilities, and diversified client base (retail and institutional), and the evolving competitive landscape, including the merger of several of former peer group comparators. Based on the review Johnson Associates suggested that for 2020 TIAA be added to the peer group for all executives, and that J.P. Morgan Asset Management, Morgan Stanley Asset Management and Goldman Sachs Asset Management, be included with the other firms when considering a peer group for the CEO. Below is the list of the final 2020 peer group recommended by Johnson Associates and approved by the Compensation Committee:

• Affiliated Managers Group, Inc. • AllianceBernstein L.P. • Ameriprise Financial, Inc.	• BlackRock Inc. • Charles Schwab Corporation • Eaton Vance Corp.	• Franklin Resources • Invesco Ltd. • Northern Trust • TIAA	• CEO Only: • J.P. Morgan Asset Management • Morgan Stanley Asset Management • Goldman Sachs Asset Management

The companies making up the peer group listed above were selected because they are public asset managers, as well as comparable financial services and brokerage companies given their assets and scale, or in the case of the CEO Only firms listed above, because they are significant asset management subsidiaries of publicly-traded firms with significant AUM. The Compensation Committee will continue to review the composition of this peer group to analyze our executive compensation program and determine whether any changes should be made in the future. In addition to specific information on these companies, the Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include some of the peer companies listed above as well as other public and nonpublic companies with which we compete for executive talent, including the Capital Group Companies Inc., Fidelity Investments, Goldman Sachs Asset Management, Janus Henderson Investors, J.P. Morgan Asset Management, MFS Investment Management, Pacific Investment Management Company LLC, The Vanguard Group Inc., Wellington Management Company LLP, and Western Asset Management Co.

In light of our overall performance in 2020, the Compensation Committee believes that the compensation paid to our CEO and other NEOs is reasonable in relation to the compensation paid by our peer companies both on an absolute basis and in comparison to relevant financial performance metrics.

Risk Management and the Alignment of Management with our Stockholders

The Compensation Committee considers whether the executive compensation program rewards reasonable risk-taking and if incentive opportunities achieve the proper balance between rewarding employees and managing risk and protecting stockholder returns. While the design of our executive compensation program is primarily performance-based, we believe that it does not encourage inappropriate risk-taking. Ongoing and active discussions with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks that can be associated with managing short-term results to achieve predetermined formulaic outcomes.

Our compensation programs are designed to provide executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow value over time. We believe that our equity program, our stock ownership guidelines, and the very significant stock ownership of our most tenured NEOs create important links between the financial interests of our executives and long-term performance and mitigate any incentive to disregard risks in return for potential short-term gains. In addition, we have a robust risk management program designed to identify, evaluate, and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to ensure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the chief executive officer, the Audit Committee, and the full Board. We believe that our compensation and stock ownership programs work effectively within this risk management program.

2021 Proxy Statement          49

Other Compensation Policies and Practices

Defined Contribution Plan

Our U.S. retirement program provides retirement benefits based on participant elective deferrals, Company contributions, and the investment performance of each participant’s account. For 2020, we contributed $150,000 to this program for our U.S.-based NEOs as a group. We provide this program to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees. Since relocating to our Hong Kong office in early 2020, Mr. Alderson participates in the mandatory retirement benefit program offered to all associates in Hong Kong. For 2020, we contributed $34,811 to this program on his behalf.

Perquisites and Other Personal Benefits

We do not provide significant perquisites and other personal benefits to our executive officers. We make programs related to executive health benefits and parking available to all senior officers. We also cover certain costs associated with the NEOs’ spouses’ participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting as well as other Board and business-related functions. Mr. Alderson also receives, along with other senior personnel outside the U.S., a minor travel insurance allowance.

Supplemental Savings Plan

For 2020, the Supplemental Savings Plan provided certain senior officers the opportunity to defer receipt of a portion their cash incentive compensation earned for a year during which services are provided. The amounts deferred are adjusted in accordance with the hypothetical investments chosen by the officer from the list of products offered under our U.S. retirement program. Any amounts so deferred must be deferred for a period of at least two years but may be deferred for a longer period or until termination of employment. Distributions from the Supplemental Savings Plan are made in a lump-sum payment upon termination or as installment payments for up to 15 years. For 2020, no NEO elected to have a portion of their AICP payout deferred. See our Nonqualified Deferred Compensation Table on page 57 for more information.

In 2020, the Supplemental Savings Plan was amended, with the changes beginning with deferrals of 2021 compensation. The changes include reducing limits on the maximum permitted deferral to be the lesser of 50% of cash incentive compensation, or $2 million, increasing the minimum deferral period to at least five years, reducing the maximum number of installment payments to 10-years, and to provide for an automatic lump-sum payment upon termination prior to age 58.

Post-Employment Payments

We have not entered into severance or other post-employment agreements with any of our NEOs. Consequently, we generally do not have any commitments to make post-employment payments to them. All agreements for stock option and stock awards granted to employees from our equity plans prior to February 2012 include provisions that may accelerate the vesting of outstanding equity awards upon the grantee’s death or in connection with a change in control of Price Group or, at the administrator’s discretion, upon disability of the grantee. We changed these acceleration provisions for stock options and stock awards granted on and after February 23, 2012, in the following ways: (1) aligned the treatment of the awards in the event of a grantee’s death or termination of employment due to total disability so that vesting acceleration will occur in both events; and (2) provided for “double-trigger” vesting acceleration in the event the equity incentive awards are not terminated as part of the change-in-control transaction. This means that in such a circumstance, accelerated vesting only occurs if, at the time of or within 18 months after the change-in-control transaction, a participant’s employment is terminated involuntarily without cause or the participant resigns with good reason (generally requiring a material diminution in authority or duties, material reduction in compensation, or relocation by a substantial distance). If the acquiring entity requires that we terminate outstanding equity incentive awards as part of the change-in-control transaction, vesting also will accelerate and award holders will be given an opportunity to exercise outstanding stock options before such termination. The Compensation Committee can modify or rescind these provisions or adopt other acceleration provisions. See our Potential Payments on Termination or Change in Control on page 58 for further details.

Recoupment Policy

Our Board has adopted a Policy for Recoupment of Incentive Compensation for executive officers of the Company. This policy provides that in the event of a determination of a need for a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement

50        T. Rowe Price Group

and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board’s discretion.

Stock Ownership Guidelines

We have a stock ownership policy covering our executive officers. This policy provides that our NEOs, our other executive officers, and the members of our Management Committee are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the Chair and CEO, five times base salary for members of our Management Committee, and three times base salary for the remaining executive officers. For purposes of the guidelines, unvested RSUs are counted in an officer’s total ownership, but unexercised stock options, both vested and unvested, are not counted. Once the officer reaches the ownership target, the number of shares needed to reach the level is expected to be retained. All of our NEOs, have satisfied the applicable stock ownership multiple.

Tax Deductibility of Compensation

Compensation in excess of $1.0 million paid to any NEO that is also a covered employee will not be deductible for tax purposes unless (i) it qualifies for transition relief applicable to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date, or (ii) satisfies an exception under any other section of the Code to the limitation on deductibility under section 162(m).

While the Compensation Committee will continue to consider the tax deductibility of compensation as one of many factors, the Compensation Committee believes stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs to attract, retain, and motivate key executives, even though such programs may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the requisite service period of each award and we consider, in the case of performance-based restricted units, the probability of the performance thresholds being met.

Report of the Executive Compensation and Management Development Committee

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 33 of this proxy statement. Based on such review and discussions, we have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Robert F. MacLellan, Chair Mark S. Bartlett Mary K. Bush Dina Dublon Dr. Freeman A. Hrabowski, III Olympia J. Snowe Robert J. Stevens Richard R. Verma Sandra S. Wijnberg Alan D. Wilson

2021 Proxy Statement           51

Executive Compensation Tables

Summary Compensation Table1

The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer, and our three other most highly compensated executive officers.

				NON-EQUITY
			STOCK	INCENTIVE PLAN	ALL OTHER
NAME AND PRINCIPAL POSITION	YEAR	SALARY	AWARDS[3]	COMPENSATION[4]	COMPENSATION[5]	TOTAL
William J. Stromberg	2020	$350,000	$5,900,108	$9,000,000	$87,166	$15,337,274
Chair and Chief	2019	$350,000	$5,650,073	$8,500,000	$88,273	$14,588,346
Executive Officer	2018	$350,000	$4,450,019	$8,200,000	$86,734	$13,086,753
Céline S. Dufétel	2020	$350,000	$2,500,041	$4,450,000	$79,764	$7,379,805
Chief Operating Officer, Chief Financial	2019	$350,000	$2,100,055	$3,550,000	$79,798	$6,079,853
Officer and Treasurer	2018	$350,000	$1,200,071	$2,000,000	$204,718	$3,754,789
Robert W. Sharps	2020	$350,000	$5,550,268	$9,000,000	$87,165	$14,987,433
President, Head of Investments, and	2019	$350,000	$4,950,216	$8,700,000	$86,696	$14,086,912
Group Chief Investment Officer	2018	$350,000	$4,100,029	$8,100,000	$85,670	$12,635,699
Christopher D. Alderson[2]	2020	$348,100	$2,500,041	$7,316,800	$60,054	$10,224,995
Co-Head of Global Equity	2019	$344,600	$2,500,111	$7,147,200	$48,769	$10,040,680
	2018	$320,400	$2,450,023	$6,674,800	$54,973	$9,500,196
Eric L. Veiel	2020	$350,000	$3,500,241	$7,350,000	$87,072	$11,287,313
Co-Head of Global Equity	2019	$350,000	$3,150,203	$7,000,000	$86,449	$10,586,652

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2020, 2019, and 2018. All other columns have been omitted. Mr. Veiel became a named executive officer in 2019, therefore the amounts for 2018 have been omitted.

[2]	Cash amounts received by Mr. Alderson pursuant to his employment agreement were paid in Hong Kong dollars (HKD) in 2020 and 2019 and British pounds (GBP) in 2018. In calculating the U.S. equivalent for amounts that are not denominated in U.S. dollars (USD), the Company converts each payment to Mr. Alderson into U.S. dollars based on an average daily exchange rate during the applicable year. The average exchange rate for 2020 was 1 HKD to 0.12893 USD; 2019 was 1 HKD to 0.12763 USD; and 2018 was 1 GBP to 1.33496 USD. Mr. Alderson’s cash compensation for each year in local currency was HKD 57,020,000 in 2020, HKD 58,700,000 in 2019 and £5,240,000 in 2018.

[3]	Represents the full grant date fair value of performance-based RSUs granted. The fair value was computed using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units, as this was considered the probable outcome. See the Grants of Plan-Based Awards Table for the target number of units for 2020.

[4]	Represents cash amounts awarded by the Compensation Committee and paid to NEOs under the 2020 AICP. See our CD&A and the Grants of Plan-Based Awards Table for more details regarding the workings of this plan. These amounts include amounts elected to be deferred under the Supplemental Savings Plan. See the Nonqualified Deferred Compensation Table for further details.

[5]	The following types of compensation are included in the “All Other Compensation” column for 2020:

			MATCHING		PERQUISITES
	CONTRIBUTIONS	RETIREMENT	CONTRIBUTIONS	MATCHING GIFTS	AND OTHER
	TO RETIREMENT	PROGRAM	TO STOCK	TO CHARITABLE	PERSONAL
NAME	PROGRAM	LIMIT BONUS[a]	PURCHASE PLAN[b]	ORGANIZATIONS[c]	BENEFITS[d]	TOTAL
William J. Stromberg	$37,500	$4,754	$4,000	$25,000	$15,912	$87,166
Céline S. Dufétel	$37,500	$4,754	$—	$25,000	$12,510	$79,764
Robert W. Sharps	$37,500	$4,754	$4,000	$25,000	$15,911	$87,165
Christopher D. Alderson	$34,811	$—	$—	$25,000	$243	$60,054
Eric L. Veiel	$37,500	$4,754	$4,000	$25,000	$15,818	$87,072

[a]	Cash compensation for the amount calculated under the U.S. retirement program that could not be credited to their retirement accounts in 2020 due to the contribution limits imposed under Section 415 of the Internal Revenue Code. Since relocating to our Hong Kong office in early 2019, Mr. Alderson participates in the mandatory retirement benefit program offered to all associates in Hong Kong. For 2020, we contributed $34,811 to this program on his behalf.

52	T. Rowe Price Group

[b]	Matching contributions paid under our Employee Stock Purchase Plan offered to all employees of Price Group and its subsidiaries.

[c]	NEOs, directors, and all employees of Price Group and its subsidiaries are eligible to have personal gifts up to an annual limit to qualified charitable organizations matched by our sponsored T. Rowe Price Foundation, in the case of U.S. employees, and Price Group, in the case of employees outside the U.S. For 2020, all of the NEOs were eligible to have up to $25,000 matched.

[d]	Costs incurred by Price Group under programs available to all senior officers, including the NEOs, for executive health benefits and parking, as well as certain costs covered by Price Group relating to spousal participation in events held in connection with the Price Group Board meetings.

2020 Grants of Plan-Based Awards Table1

The following table provides information concerning each plan-based award granted in 2020 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

					ESTIMATED
			DATE OF		POSSIBLE PAYOUTS
		COMPENSATION	ESTIMATED POSSIBLE		UNDER EQUITY
		COMMITTEE	PAYOUTS UNDER NON-EQUITY		INCENTIVE
		MEETING AT	INCENTIVE PLAN AWARDS[2]		PLAN AWARDS[3]		GRANT DATE
		WHICH GRANT	THRESHOLD	MAXIMUM	TARGET	MAXIMUM	FAIR VALUE OF
NAME	GRANT DATE	WAS APPROVED	($)	($)	(#)	(#)	STOCK AWARDS[4]
William J. Stromberg	2/12/2020		$—	$16,474,002
	12/8/2020	12/7/2020			38,520	38,520	$5,900,108
Céline S. Dufétel	2/12/2020		$—	$8,237,001
	12/8/2020	12/7/2020			16,322	16,322	$2,500,041
Robert W. Sharps	2/12/2020		$—	$16,474,002
	12/8/2020	12/7/2020			36,236	36,236	$5,550,268
Christopher D. Alderson	2/12/2020		$—	$13,728,335
	12/8/2020	12/7/2020			16,322	16,322	$2,500,041
Eric L. Veiel	2/12/2020		$—	$13,728,335
	12/8/2020	12/7/2020			22,852	22,852	$3,500,241

[1]	Includes only those columns relating to plan-based awards granted during 2020. All other columns have been omitted.

[2]	The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2020 AICP based on our 2020 audited financial statements. The Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. For 2020, the Compensation Committee awarded less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See our CD&A for additional information regarding the AICP.

[3]	Represents both time-based RSUs and performance-based RSUs granted as part of the Company’s annual equity incentive program from its 2020 Plan. The annual grant value awarded is equally split between time-based RSUs and performance-based RSUs. The time-based RSUs vesting occurs 33% on each of December 10, 2021, December 9, 2022, and December 8, 2023. The performance-based RSUs are subject to a performance-based vesting threshold with a three-year performance period, which for the December 2020 grant, will run from January 1, 2021 to December 31, 2023. For each performance-based RSU, the target payout represents the number of RSUs to be earned by the NEO if the Company’s operating margin for the performance period is at least 100% of the average operating margin of a designated peer group. The Company’s operating margin performance below this target threshold results in forfeiture of some or all of the performance-based RSUs. The performance-based RSUs earned by the NEO are then subject to time-based vesting, which occurs 50% on December 10, 2024 and December 10, 2025. These grant agreements include a provision that allows for the continued vesting of the grant, from the date of separation if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. Dividends on these performance-based RSUs are accrued during the performance period and are only paid on earned units. Additional information related to these performance-based RSUs, including a listing of companies in the designated peer group, are included in our CD&A.

[4]	Represents the grant date fair value of the time-based RSUs and performance-based RSUs granted in 2020. The grant date fair value of the awards was measured using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome.

2021 Proxy Statement	53

Outstanding Equity Awards Table at December 31, 20201

The following table shows information concerning equity incentive awards outstanding at December 31, 2020, for each NEO. The grant agreements for all unexercisable option awards and unvested stock awards include a provision that allows for continued vesting for a period of 36 months from the date of separation for awards granted before 2017, and for the remaining unvested portion for awards granted in 2017, if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. In 2018, the provision that allows for continued vesting for all associates was modified for 2018 grants and thereafter to a tiered approach with three different age and service criteria, each having separate periods of continued vesting.

		OPTION AWARDS			STOCK AWARDS
									EQUITY
							MARKET		INCENTIVE
					NUMBER		VALUE OF		PLAN		EQUITY
					OF SHARES		SHARES		AWARDS:		INCENTIVE
		NUMBER OF			OR UNITS		OR UNITS		NUMBER OF		PLAN AWARDS:
		SECURITIES			OF STOCK		OF STOCK		UNEARNED		MARKET VALUE
		UNDERLYING			THAT		THAT		UNITS		OF UNEARNED
		UNEXERCISED	OPTION	OPTION	HAVE NOT		HAVE NOT		THAT HAVE		UNITS THAT
	GRANT	OPTIONS:	EXERCISE	EXPIRATION	VESTED		VESTED		NOT VESTED		HAVE NOT
NAME	DATE	EXERCISABLE	PRICE	DATE	(#)		($)	[2]	(#)		VESTED ($)[2]
William J. Stromberg	2/19/2015	1,235	$80.949	2/19/2025
	2/17/2016				2,562	3a	$387,861	3a
	9/8/2016				2,615	3b	$395,885	3b
	12/6/2017				20,926	3c	$3,167,987	3c
	12/11/2018				38,684	3d	$5,856,371	3d
	12/3/2019				15,592	5d	$2,360,473	5d	23,388	4a	$3,540,709	4a
	12/8/2020				19,260	5e	$2,915,771	5e	19,260	4b	$2,915,771	4b
Céline S. Dufétel	12/6/2017				2,653	3c	$401,638	3c
	12/11/2018				10,432	3d	$1,579,300	3d
	12/3/2019				5,795	5d	$877,305	5d	8,693	4a	$1,316,033	4a
	12/8/2020				8,161	5e	$1,235,494	5e	8,161	4b	$1,235,494	4b
Robert W. Sharps	2/21/2013	1,434	$69.671	2/21/2023
	2/19/2014	1,282	$77.944	2/19/2024
	2/19/2015	15,748	$80.949	2/19/2025
	9/10/2015	6,000	$70.920	9/10/2025
	2/17/2016				28,466	3a	$4,309,468	3a
	2/17/2016				3,772	5a	$571,043	5a
	9/8/2016				3,850	5a	$582,852	5a
	12/6/2017				17,979	3c	$2,721,841	3c
	12/11/2018				35,641	3d	$5,395,691	3d
	12/3/2019				13,661	5d	$2,068,139	5d	20,491	4a	$3,102,132	4a
	12/8/2020				18,118	5e	$2,742,884	5e	18,118	4b	$2,742,884	4b
Christopher D. Alderson	2/17/2016				2,420	3a	366,364	3a
	9/8/2016				2,470	3b	373,933	3b
	12/6/2017				11,790	3c	$1,784,888	3c
	12/11/2018				21,298	3d	$3,224,304	3d
	12/3/2019				6,899	5d	1,044,440	5d	10,349	4a	$1,566,735	4a
	12/8/2020				8,161	5e	$1,235,494	5e	8,161	4b	$1,235,494	4b
Eric L. Veiel	2/19/2015	17,936	$80.949	2/19/2025
	9/10/2015	17,500	$70.920	9/10/2025
	12/10/2015				5,455	3a	$825,832	3a
	2/17/2016				2,420	3a	$366,364	3a
	9/8/2016				2,470	3b	$373,933	3b
	12/6/2017				7,860	5b	$1,189,925	5b
	12/11/2018				16,300	5c	$2,467,657	5c
	12/12/2018				1,915	5c	$289,912	5c
	12/3/2019				8,693	5d	$1,316,033	5d	13,040	4a	$1,974,126	4a
	12/8/2020				11,426	5e	$1,729,782	5e	11,426	4b	$1,729,782	4b

54	T. Rowe Price Group

[1]	Includes only those columns that related to outstanding equity awards at December 31, 2020. All other columns have been omitted.

[2]	The market value of these stock awards was calculated using the closing market price per share of Price Group’s common stock on December 31, 2020.

[3]	For each performance-based RSU award earned and not vested at December 31, 2020, the following table includes the date of the meeting or unanimous consent at which the Compensation Committee certified that the performance threshold was met, the awards’ performance period, and the awards remaining vesting schedule.

		PERFORMANCE	PERFORMANCE
	DATE	PERIOD	PERIOD	REMAINING
FOOTNOTE	CERTIFIED	START DATE	END DATE	PERCENTAGE VESTING	VEST DATES
3a	Feb-2017	1/1/2016	12/31/2016	100%	12/10/2021
3b	Sep-2017	7/1/2016	6/30/2017	100%	12/10/2021
3c	Feb-2019	1/1/2018	12/31/2018	33%	2/26/2021	2/28/2022	2/28/2023
3d	Feb-2020	1/1/2019	12/31/2019	25%	2/26/2021	2/28/2022	2/28/2023	2/28/2024

[4]	For each performance-based RSU award unearned and not vested at December 31, 2020, the following table includes the award’s performance period, and the award’s remaining vesting schedule. In 2020, all our NEOs received 50% of their equity award value in performance-based RSUs with a three-year performance period, which if earned, would vest in 2024 and 2025.

		PERFORMANCE	PERFORMANCE
	DATE	PERIOD	PERIOD	REMAINING
FOOTNOTE	CERTIFIED	START DATE	END DATE	PERCENTAGE VESTING	VEST DATES
4a		1/1/2020	12/31/2022	50%	12/8/2023	12/10/2024
4b		1/1/2021	12/31/2023	50%	12/10/2024	12/10/2025

[5]	Mr. Sharps and Mr. Veiel received time-based restricted stock awards that were not vested at December 31, 2020. Additionally, all our NEOs received 50% of their 2020 annual equity award value in time-based RSUs that vest over three years beginning in 2021. The following table represents the vesting schedules of the outstanding stock awards at December 31, 2020.

	REMAINING
FOOTNOTE	PERCENTAGE VESTING	VEST DATES
5a	100%	12/10/2021
5b	50%	12/10/2021	12/9/2022
5c	33%	12/10/2021	12/9/2022	12/8/2023
5d	50%	12/10/2021	12/9/2022
5e	33%	12/10/2021	12/9/2022	12/8/2023

2021 Proxy Statement	55

2020 Options Exercises and Stock Vested Table

The following table shows aggregate stock option exercises and restricted stock awards vesting in 2020 and the related value realized for each of the NEOs.

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES	VALUE REALIZED	NUMBER OF SHARES		VALUE REALIZED
NAME	ACQUIRED ON EXERCISE[1,6]	ON EXERCISE[2]	ACQUIRED ON VESTING[3,6]		ON VESTING[3]
William J. Stromberg	71,507	$4,296,067	31,718		$4,215,278
Céline S. Dufétel	—	$—	6,390		$844,878
Robert W. Sharps	102,386	$6,624,958	61,421	[4]	$8,705,701	[4]
Christopher D. Alderson	65,098	$4,044,522	19,994		$2,695,976
Eric L. Veiel	53,295	$3,507,329	26,792	[5]	$4,001,117	[5]

[1]	Represents the total number of shares underlying the exercised stock options.

[2]	Computed using the difference between the market price of Price Group’s common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired.

[3]	Reflects the number of shares underlying the performance-based RSUs earned and vested. The value realized on vesting is computed using the closing market price per share of Price Group’s common stock on the vest date (December 10, 2020) multiplied by the number of RSUs vesting. The following table shows the aggregate RSUs by NEOs listed in the table above by date of award:

	PERFORMANCE PERIOD	NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	COMPLETION DATE	ACQUIRED ON VESTING	ON VEST DATE	ON VESTING
2/19/2015	12/31/2015	2,250	$149.34	$336,015
9/10/2015	6/30/2016	2,250	$149.34	$336,015
12/10/2015	12/31/2016	5,454	$149.34	$814,500
2/17/2016	12/31/2016	35,868	$149.34	$5,356,527
9/8/2016	6/30/2017	7,555	$149.34	$1,128,264
12/6/2017	12/31/2018	17,782	$118.01	$2,098,454
12/11/2018	12/31/2019	26,512	$118.01	$3,128,681

[4]	Mr. Sharps was also awarded restricted shares and RSUs prior to September 2016, that vested in 2020. The table below shows, by date of the award, the number of restricted stock awards vested and value realized that are included in the table above. The value realized was computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of restricted stock awards vesting.

		NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	VESTING DATE	ACQUIRED ON VESTING	ON VEST DATE	ON VESTING
2/19/2015	12/10/2020	1,800	$149.34	$268,812
9/10/2015	12/10/2020	1,800	$149.34	$268,812
2/17/2016	12/10/2020	3,772	$149.34	$563,310
9/8/2016	12/10/2020	3,850	$149.34	$574,959
12/3/2019	12/10/2020	6,830	$149.34	$1,019,992

[5]	Mr. Veiel was awarded restricted shares and RSUs prior to becoming an NEO in 2019, that vested in 2020. The table below shows, by date of the award, the number of awards vested and value realized that are included in the table above. The value realized was computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of restricted stock awards vesting.

		NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	VESTING DATE	ACQUIRED ON VESTING	ON VEST DATE	ON VESTING
2/19/2015	12/10/2020	1,050	$149.34	$156,807
9/10/2015	12/10/2020	1,050	$149.34	$156,807
12/6/2017	12/10/2020	3,930	$149.34	$586,906
12/11/2018	12/10/2020	5,433	$149.34	$811,364
12/12/2018	12/10/2020	638	$149.34	$95,279
12/3/2019	12/10/2020	4,347	$149.34	$649,181

56	T. Rowe Price Group

[6]	The number of shares actually acquired was less than the number presented in the tables above as a result of tendering shares for payment of the exercise price and the withholding of shares to pay taxes. The total net shares received by each NEO listed in the table is as follows:

	NET SHARES ACQUIRED	NET SHARES ACQUIRED
NAME	ON EXERCISE	ON VESTING
William J. Stromberg	17,807	16,804
Céline Dufétel	—	3,303
Robert W. Sharps	26,417	31,751
Christopher D. Alderson	65,098	18,988
Eric L. Veiel	14,718	13,940

2020 Nonqualified Deferred Compensation Table

The amounts in the following table represent each NEO’s account activity under the Supplemental Savings Plan, which was effective on January 1, 2015.

	EXECUTIVE’S	REGISTRANTS	AGGREGATE	AGGREGATE	AGGREGATE
	CONTRIBUTIONS	CONTRIBUTIONS	EARNINGS IN	WITHDRAWALS/	BALANCE AT
NAME	IN LAST FY1	IN LAST FY	LAST FY2	DISTRIBUTIONS	LAST FYE[3]
William J. Stromberg	$—	$—	$4,247,728	$—	$20,760,789
Céline Dufétel	$—	$—	$—	$—	$—
Robert W. Sharps	$—	$—	$6,638,701	$—	$28,142,959
Christopher D. Alderson	$—	$—	$7,886,587	$—	$20,615,796
Eric L. Veiel	$—	$—	$6,442,720	$—	$31,264,314

[1]	These amounts represent a portion of the bonus awarded to each NEO under the 2020 AICP and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Under the Supplemental Savings Plan, certain senior officers have the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for a respective calendar year during which services are provided.

[2]	Each participant has the ability to allocate their account balance across a number of Price funds and the flexibility to rebalance their account as often as they would like. The amounts deferred are adjusted daily based on the investments chosen by the participant and, therefore, are not above market or preferential. As such, the earnings reported in this column are not included in the Summary Compensation Table.

[3]	These amounts represent the aggregate balances in each NEO’s account at December 31, 2020. The aggregate balance for each NEO at last FYE includes amounts previously reported as Non-Equity Incentive Plan Compensation in a prior year Summary Compensation table.

2021 Proxy Statement	57

Potential Payments on Termination or Change in Control

All agreements for stock options and stock awards granted to associates from our equity incentive plans include provisions that may result in vesting acceleration of outstanding equity awards in connection with a change in control of Price Group or upon the grantee’s death or termination of employment due to total disability. See the “Post-Employment Payments” section of the CD&A for more details on these vesting acceleration provisions. Assuming that an event caused the vesting of all outstanding unvested stock options and stock awards on December 31, 2020, to accelerate, the amount that would be realized upon the exercise of these stock options and vesting of restricted stock awards and units held by our NEOs are shown in the table below.

In addition, all agreements for stock options and stock awards granted on and after February 23, 2012, and through December 5, 2017, included a provision that allows for continued vesting for a period of 36 months from the grantee’s date of termination if certain age and service criteria or, for certain grantees outside the United States, a specified service criteria, are met. Agreements for stock awards granted on or after December 6, 2017, and through December 10, 2018, included a provision that allows for continued vesting for a period of 60 months from the grantee’s date of termination so long as the same criteria described above are met. Agreements for awards granted to associates on or after December 11, 2018, include a provision that allows for continued vesting following the grantee’s date of termination for a period of 24, 36, or 60 months based on one of three different combinations of age and service requirements.

As of December 31, 2020, Messrs. Alderson and Stromberg have each satisfied the age and service criteria that allows for continued vesting for all of their outstanding awards, if they were to separate from the Company. The table below shows the value as of December 31, 2020, for those awards held by Messrs. Alderson and Stromberg that will continue to vest following termination of employment according to the above described provisions.

The amounts in the table below are calculated using the closing price of our common stock on December 31, 2020, for outstanding restricted stock awards and units, and the difference between the closing price of our common stock on December 31, 2020 and the exercise price for outstanding stock options.

	CHANGE IN
	CONTROL OR	POST-SEPARATION
NAME	DEATH/DISABILITY	VESTING
William J. Stromberg	$21,540,828	$21,540,828
Céline S. Dufétel	$6,645,264	$—
Robert W. Sharps	$24,236,934	$—
Christopher D. Alderson	$10,831,652	$10,831,652
Eric L. Veiel	$12,263,346	$—

Chief Executive Officer Pay Ratio

Our CEO pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2020 salary and annual cash bonus paid to all associates, excluding our CEO, who were employed on December 31, 2020. All active associates working on a full-time, part-time, or interim basis were included in the sample. To facilitate comparison of all associates in U.S. dollars, compensation paid in foreign currencies was converted to U.S. dollars. We applied a local currency to U.S. dollar exchange rate on the monthly pay date. Each converted monthly salary was combined to determine the cumulative 2020 salary. With respect to annual cash bonuses paid to our non-U.S. associates, we applied a local currency to U.S. dollar exchange rate as of December 31, 2020. We did not make any adjustments or estimates with respect to salary, nor did we annualize the compensation for associates who began employment after the start of the fiscal year.

Upon identifying the median associate, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table.

For 2020, Mr. Stromberg had an annual total compensation of $15,337,274 as reflected in the Summary Compensation Table. Our median associate’s 2020 annual total compensation was $114,473. Thus, Mr. Stromberg’s 2020 annual total compensation was 134 times that of our median associate.

58	T. Rowe Price Group

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

INTRODUCTION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our NEO compensation is straight-forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders. Our incentive compensation programs are designed to motivate and reward performance, with a focus on rewarding the intermediate- and long-term achievements of our NEOs, as measured by a number of factors, including (i) the financial performance and financial stability of Price Group, (ii) the relative investment performance of our mutual funds and other investment portfolios, and (iii) the performance of our NEOs against the corporate and individual goals established at the beginning of the year. Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team. Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

NEO compensation in 2020 was aligned with our financial and operational performance for 2020. The structure of the compensation for our CEO and other NEOs reflects our performance-based compensation philosophy, which ties a significant portion of their pay to the success of the Company and to their individual performance goals.

We urge you to read the CD&A section of this proxy statement for additional details on our executive compensation policies and practices, including our compensation philosophy, 2020 objectives, and the 2020 compensation decisions for our NEOs. We believe that, viewed as a whole, our compensation practices and policies are appropriate and fair to both the Company and its executives and to our stockholders.

We value the feedback provided by our stockholders. At the 2020 annual meeting of stockholders, nearly 96% of votes cast supported our executive compensation program. We have discussions with certain of our stockholders regarding various corporate governance topics, including executive compensation, and take into account the views of stockholders regarding the design and effectiveness of our executive compensation program.

PROPOSAL

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

	Recommendation of the Board of Directors	Vote Required
FOR	We recommend that you vote FOR Proposal 2, the approval of the compensation of our NEOs as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules unless otherwise specified. In order to be adopted at the Annual Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

2021 Proxy Statement	59

Audit Matters

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2020 and 2019. All services were approved by the Audit Committee pursuant to the preapproval procedures described below.

TYPE OF FEE	2020	2019
Audit Fees[1]	$4,106,552	$3,628,632
Audit-Related Fees[2]	260,755	180,335
Tax Fees[3]	1,149,823	1,495,917
All Other Fees[4]	102,800	76,500
	$5,619,930	$5,381,384

[1]	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2020 and 2019.

[2]	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2020 and 2019, these services included audits of several affiliated entities, including the corporate retirement plans and the T. Rowe Price Foundation, Inc., and fees for consultations concerning financial accounting and reporting matters.

[3]	Aggregate fees charged for tax compliance, planning, and consulting. Of the $1,149,823 in 2020, $947,661 is related to tax compliance preparation and $202,162 is related to tax planning and consulting.

[4]	Both 2020 and 2019 include fees for KPMG’s performance of attestation engagements related to our compliance with the Global Investment Performance Standards and fees related to executive education. The 2020 fees also include services provided in relation to the filing of Form S-8 to register securities under 2020 Long-term Incentive Plan.

Audit Committee Preapproval Policies

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The preapproval policies and procedures are as follows:

•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s CEO, chief financial officer, or the principal accounting officer prior to the submission to the Audit Committee.

•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Preapproval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group that is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chair on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chair’s review and preapproval and will be included as an agenda item at the next scheduled Audit Committee meeting.

60	T. Rowe Price Group

Report of the Audit Committee

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board. Our committee held five meetings during 2020. Management has the primary responsibility for the financial statements and the reporting process, including internal controls over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal controls over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2020 after reviewing the firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2020 annual meeting of stockholders. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2021 at our January 2021 meeting, after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2020 Annual Report on Form 10-K and in the 2020 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16-Communications with Audit Committees. We also discussed with KPMG its independence from management and Price Group and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal controls over financial reporting as of December 31, 2020. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal controls over financial reporting.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

Lastly, as part of our responsibilities for oversight of the Price Group’s risk management process, we reviewed and discussed with the chief risk officer the Company’s framework with respect to the risk assessment, including discussions of individual risk areas, as well as an annual summary of the overall process.

In reliance upon the reviews and discussions referred to above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Mark S. Bartlett, Chair
Dina Dublon
Robert F. MacLellan
Richard R. Verma
Sandra S. Wijnberg

2021 Proxy Statement	61

Proposal 3

Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2021

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit Price Group’s consolidated financial statements. To execute this responsibility, the Audit Committee engages in an evaluation of the independent auditor’s qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2021. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001. In accordance with SEC rules and KPMG’s policies, lead and reviewing audit partners are subject to rotation requirements that limit the number of consecutive years they may provide service in that capacity to five years. The process for selection of the lead audit partner pursuant to this rotation policy has included a discussion between the chair of the Audit Committee and the candidate for the role, as well as discussion of the selection by the full Audit Committee with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2021.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

	Recommendation of the Board of Directors	Vote Required
FOR	We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021 unless otherwise specified. In order to be adopted at the Annual Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG. Abstentions are not considered votes cast and will have no effect on the outcome of the vote.

62	T. Rowe Price Group

Proposal 4

Stockholder Proposal For a Report on Voting by Our Funds and Portfolios on Matters Relating to Climate Change

INTRODUCTION

Zevin Asset Management, LLC, on behalf of Janet Axelrod 1997 Revocable Trust, has submitted the following proposal for our stockholders, which is co-sponsored by Boston Trust Walden Company and Friends Fiduciary Corporation (the address and number of shares of the Company’s common stock held by each of these stockholders will be provided upon request):

PROPOSAL

Whereas: T. Rowe Price Group is a respected leader in the financial services industry with several policies and practices addressing environmental, social and governance (ESG) topics.

TROW’s “Policy Statement on Environmental, Social, and Governance Issues” describes how “ESG risk considerations” are incorporated into investment decisions. That policy expresses TROW’s belief that ESG issues can influence investment risk and return, thus affirming that such issues must be addressed carefully by investors.

In its “Guidelines for Incorporating Environmental and Social Factors,” TROW acknowledges the importance of climate change risk: “We believe that speaking with company managements and other stakeholders about climate change is a good way to gather valuable investment insights as to the management’s process for assessing long-term risks and helps reinforce the notion that climate-related risk assessment should remain a priority.”

TROW seems knowledgeable about the risks of climate change and the need for action by companies.

TROW’s subsidiaries, which vote proxies, are guided by clients’ economic interests and support certain governance reforms proposed by shareholders who believe that these issues affect shareholder value. We believe ESG issues such as climate change risk also have a profound impact on shareholder value.

TROW is a member of the Principles for Responsible Investment, a global network of investors and asset owners representing more than $100 trillion in assets. One of the Principles encourages investors to vote conscientiously on ESG issues.

Yet the 2020 publicly reported proxy voting records for TROW’s subsidiaries reveal consistent votes against the vast majority of climate-focused shareholder proposals, such as requests for enhanced disclosure or adoption of greenhouse gas reduction goals, even when independent experts advance a strong business and economic case for support. In contrast, funds managed by investment firms such as JPMorgan, Columbia and State Street supported the majority of climate-related resolutions in 2020. TROW’s own “2020 Aggregate Proxy Voting Proxy Summary” reports on 17 percent support for resolutions on environmental topics.

The voting practices of subsidiaries appear inconsistent with our Company’s statements about ESG and climate change. This contradiction poses reputational risk with both clients and investors. Moreover, proxy voting practices that do not properly take account of climate change seem to ignore significant company-specific and economy-wide risks associated with negative impacts of climate change.

Investors seek information on whether the practices of TROW and its subsidiaries are suited to address material ESG considerations in proxy voting.

Resolved: Shareowners request that the Board of Directors initiate a review and issue a report on the proxy voting policies and practices of its subsidiaries related to climate change, prepared at reasonable cost and omitting proprietary information, and including an assessment of any incongruities between the Company’s public statements and pledges regarding climate change (including ESG risk considerations associated with climate change), and the voting policies and practices of its subsidiaries.

2021 Proxy Statement	63

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

After careful consideration of this proposal, the Board has concluded that it is not in the best interest of our stockholders. Accordingly, the Board recommends a vote “AGAINST” this proposal for the following reasons:

This proposal inappropriately connects the Company’s general position and actions on climate change with the separate voting practices of our subsidiaries that act as investment advisers (Price Advisers). The Board must act in what it believes to be the best interests of the Company and its stockholders, including appropriately addressing issues related to climate change. In this regard, the Company has a number of initiatives in place to reduce the Company’s environmental impact, including the installation of solar panels at its Maryland operations campus to minimize energy consumption and mitigate GHG emissions; efforts to recycle and reuse natural resources; and efforts to ensure that new buildings and substantial renovations of existing facilities qualify for LEED certification. The Company offers significant disclosure about these initiatives through its annual Sustainability Report, which can be found on our Investor Relations page at https://troweprice.gcs-web.com/, under the Corporate Responsibility tab.

Such initiatives are important to the Company. However, the Company and its Board do not have direct responsibility for proxy voting conducted by the Price Advisers on behalf of its clients. The Company and the Board defer to the Price Advisers on these voting matters as Price Advisers has fiduciary responsibility under applicable law. Proxy voting is governed by the proxy voting policies of the Price Advisers (Proxy Voting Policies). It is the duty of the Price Advisers to vote shares in portfolio companies solely in the best interests of their clients, taking into account factors relevant to an investor. Consistent with these duties, Price Advisers have established an ESG Committee, which serves an independent function to oversee and guide the voting process to ensure that votes are cast in the long-term economic interests of Price Advisers’ clients. These advisory clients may or may not have the same interests as the stockholders of Company. The suggestion that the Board should intervene in oversight of the Price Advisers’ proxy voting is inappropriate and conflicts with the fiduciary principles applicable to the Price Advisers.

The proxy votes of the Price Advisers on resolutions relating to climate change clearly reflect an analytical, case-by-case approach that is consistent with their Proxy Voting Policies and fiduciary duties. These policies state: “It is T. Rowe Price policy to analyze every shareholder proposal of a social or environmental nature on a CASE-BY-CASE basis. To do this, we utilize research reports from our external proxy advisor, company filings and sustainability reports, research from other investors and non-governmental organizations, our internal Responsible Investment team, and our internal industry research analysts. Generally speaking, we will consider supporting well targeted proposals addressing concerns that are particularly relevant for a company’s business but have not yet been adequately addressed by management.” The Price Advisers’ voting policies relating to climate change and other ESG issues are well articulated in the Proxy Voting Policies and other disclosures such as the Price Advisers’ Responsible Investment Guidelines. The specific voting record of the Price Advisers with regard to Price funds is publicly disclosed annually on the SEC’s website and on the Company’s website. By way of example, in 2020, Price funds, voted on 81 proposals related to environmental issues. Price funds voted in favor of 30% of these proposals and abstained from voting on 7% of these proposals because of conflict of interest or share blocking. Further, Price funds voted against 32% of the proposals because Price Advisers believed that the requested disclosure had already been provided, and did not think additional reporting was necessary. Price funds voted against 27% of these proposals, as we deemed they were too prescriptive for the entities involved following the analysis by both our Responsible Investment and Governance teams. Lastly, Price funds voted against 4% because we disagreed with the proponents’ objectives. We believe this voting record demonstrates that Price Advisers carefully considered these proposals and evaluated them on a case by case basis, considering not just the merits of the proposal, but also the its applicability to the company involved. We continue to believe that by utilizing this analytical approach, Price Advisors makes independent decisions in the best interests of the Price funds.

No benefit would be realized from the resources that would have to be deployed for the Company to conduct a comprehensive review of the individual proxy voting policies and voting decisions made by the Price Advisers and determine whether they were consistent with any statement of the Company regarding climate change. Further, any such evaluation would be inappropriate and misaligned with each party’s responsibility.

The Company’s stockholders voted on substantially the same proposal in 2020, and it was not approved, with only approximately 14.3% of the stockholders voting in favor of the proposal.

The Company believes that the Price Advisers are best suited to determine the manner in which they vote proxies and that continued adherence to their disclosed voting and investment policies relating to ESG issues best serves the interests of our investment clients.

64	T. Rowe Price Group

	Recommendation of the Board of Directors	Vote Required
AGAINST	We recommend that you vote AGAINST Proposal 4, Stockholder Proposal for a Report on Voting by our Funds and Portfolios on Matters Relating to Climate Change.

In order to be adopted at the Annual Meeting, Proposal 4 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Shares held by a bank, broker or other intermediary will not be voted on this Proposal 4 absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted AGAINST Proposal 4 unless otherwise specified.

2021 Proxy Statement	65

Stock Ownership and Related Transactions

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and RSUs and shares reserved for future issuance under our equity compensation plans as of December 31, 2020. None of the plans have outstanding warrants or rights other than stock options and RSUs. All plans have been approved by our stockholders.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND SETTLEMENT OF RESTRICTED STOCK UNITS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by stockholders	10,772,466[1]	72.52[1]	12,688,220[2]
Equity compensation plans not approved by stockholders	—		—
Total	10,772,466	72.52	12,688,220

[1]	Includes 6,443,410 shares that may be issued upon settlement of outstanding RSUs. The weighted-average exercise price pertains only to the 4,329,056 outstanding stock options.

[2]	Includes 306,485 shares that may be issued under our 2017 Director Plan and 10,779,068 shares that may be issued under our 2020 Plan and 1,602,666 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance under the 2020 Plan will increase under the terms of the plan as a result of all common stock repurchases that we make from proceeds generated by stock option exercises. The 2020 Plan allows for the grant of stock options, stock appreciation rights, and full-value awards.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of 5% Beneficial Owners

To our knowledge, these are the following beneficial owners of more than 5% of our outstanding common stock as of March 11, 2021.

NAME AND ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,971,561 shares[1]	7.70%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	11,462,942 shares[2]	4.91%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	19,720,005 shares[3]	8.45%

[1]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 1, 2021, by BlackRock, Inc. Of the 17,971,561 shares beneficially owned, BlackRock, Inc., has sole power to vote or direct the vote of 15,571,797 shares and sole power to dispose or to direct the disposition of 17,971,561 shares.

66	T. Rowe Price Group

[2]	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2021, by State Street Corporation. Of the 11,462,942 shares beneficially owned, State Street Corporation has sole power to vote or direct the vote of no shares, sole power to dispose or to direct the disposition of no shares, shared power to vote or direct the vote of 10,298,115 shares, and shared power to dispose or direct the disposition of 11,451,607 shares.

[3]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group. Of the 19,720,005 shares beneficially owned, The Vanguard Group has sole power to vote or direct the vote of no shares, sole power to dispose or to direct the disposition of 18,713,083 shares, shared power to vote or direct the vote of 371,859 shares, and shared power to dispose or to direct the disposition of 1,006,922 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of the record date, March 11, 2021, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all stock options exercisable by such individual or group within 60 days of the record date and the settlement of RSUs that are vested or will vest within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

NAME OF BENEFICIAL OWNER	AMOUNT OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS[1]
Christopher D. Alderson	220,525		*
Mark S. Bartlett	24,696	[2]	*
Mary K. Bush	16,244	[3]	*
Dina Dublon	2,971	[4]	*
Céline S. Dufétel	5,565		*
Dr. Freeman A. Hrabowski, III	63,628	[5]	*
Robert F. MacLellan	50,447	[6]	*
Robert W. Sharps	375,505	[7]	*
Olympia J. Snowe	19,232	[8]	*
Robert J. Stevens	3,826	[9]	*
William J. Stromberg	936,631	[10]	*
Eric L. Veiel	160,731	[11]	*
Richard R. Verma	4,786	[12]	*
Sandra S. Wijnberg	14,085	[13]	*
Alan D. Wilson	15,982	[14]	*
Directors and All Executive Officers as a Group (22 persons)	2,420,612	[15]	1.0%

[1]	Beneficial ownership of less than 1% is represented by an asterisk (*).

[2]	Includes 1,853 unvested restricted stock awards.

[3]	Includes (i) 1,853 unvested restricted stock awards and 14,391 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Bush’s separation from the Board.

[4]	Includes 2,971 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Dublon’s separation from the Board.

[5]	Includes (i) 26,008 shares that may be acquired by Dr. Hrabowski within 60 days upon the exercise of stock options, (ii) 12,292 vested stock units that will be settled in shares of the Company’s common stock upon Dr. Hrabowski’s separation from the Board, and (iii) 25,328 shares held by a member of Dr. Hrabowski’s family.

[6]	Includes (i) 26,008 shares that may be acquired by Mr. MacLellan within 60 days upon the exercise of stock options, (ii) 1,853 unvested restricted stock awards, and (iii) 6,383 vested stock units that will be settled in shares of the Company’s common stock upon Mr. MacLellan’s separation from the Board.

[7]	Includes 3,951 shares that may be acquired by Mr. Sharps within 60 days upon the exercise of stock options.

[8]	Includes 9,932 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Snowe’s separation from the Board.

[9]	Includes 3,826 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Stevens’ separation from the Board.

[10]	Includes (i) 1,235 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options, (ii) 400,000 shares held by a limited liability company in which Mr. Stromberg has an interest, and (iii) 15,000 shares held in a family trust for which Mr. Stromberg disclaims beneficial ownership.

2021 Proxy Statement	67

[11]	Includes (i) 35,436 shares that may be acquired by Mr. Veiel within 60 days upon the exercise of stock options and (ii) 46,000 shares held by a member of Mr. Veiel’s family.

[12]	Includes 4,786 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Verma’s separation from the Board.

[13]	Includes 1,853 unvested restricted stock awards and 5,789 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Wijnberg’s separation from the Board.

[14]	Includes 15,982 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Wilson’s separation from the Board.

[15]	Includes (i) 321,136 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options, (ii) 7,412 unvested restricted stock awards held by certain directors and executive officers, (iii) 76,352 stock units held by nine of the non-employee directors that are vested and will be settled in shares of the Company’s common stock upon their separation from the Board, and (iv) 486,328 shares held by family members, held in family trusts or limited liability companies of certain directors and executive officers, and held by trusts in which certain executive officers are trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all filing requirements to comply with Section 16(a) of the Securities Exchange Act were met during the calendar year 2020, except for the late filing of SEC Form 4 in May 2020 for all of our independent directors as a result of an administrative error on part of the Company. The original filing for these director’s transactions were due on May 15, 2020, but were not filed until May 20, 2020. Each late Form 4 reported one transaction for each of Mses. Bush, Dublon, Snowe and Wijnberg, Messrs. Bartlett, MacLellan, Stevens, Verma and Wilson and Dr. Hrabowski.

Certain Relationships and Related Transactions

Since 2014, the Company has been a party to a software license agreement with Diligent Corporation (Diligent) to provide online access to board and committee materials to the Company’s officers and directors. The chief executive officer and president of Diligent, Brian Stafford, is the spouse of our COO/CFO and Treasurer, Céline S. Dufétel. Pursuant to the agreement, the Company paid Diligent approximately $351,000 in 2020.

68	T. Rowe Price Group

Questions and Answers About the Proxy Materials and the Annual Meeting

Why did I receive a Notice of the Internet Availability of Proxy Materials in the mail?

You received in the mail either a notice of the Internet availability of proxy materials or a printed proxy statement and 2020 Annual Report to Stockholders because you owned Price Group common stock at the close of business on March 11, 2021, which we refer to as the “Record Date,” and that entitles you to vote at the Annual Meeting. This proxy statement, the proxy card, and our 2020 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2020, constitute the “Proxy Materials.” The Board is soliciting your proxy to vote at the Annual Meeting or at any later meeting if the Annual Meeting is adjourned or postponed for any reason. Your proxy will authorize each of David Oestreicher and Jean-Marc Corredor as proxies to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

This proxy statement describes the matters to be acted upon at the Annual Meeting, provides information on those matters, and provides information about Price Group that we must disclose when we solicit your proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the Internet. We believe that Internet delivery of our Proxy Materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” to many of our stockholders (including beneficial owners) as of the Record Date. Our stockholders who receive the Notice will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. The Notice contains instructions on how to access the Proxy Materials over the Internet or to request a printed copy. In addition, stockholders may request to receive Proxy Materials in printed form by mail or electronically by email on an ongoing basis by calling Broadridge Financial Solutions, Inc. (Broadridge) at 1-800-579-1639. Please note that you may not vote using the Notice. The Notice identifies the items to be voted on at the Annual Meeting and describes how to vote, but you cannot vote by marking the Notice and returning it.

Can I view the Proxy Materials on the Internet?

Yes. As described in more detail in response to the prior question, most stockholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing our website at troweprice.gcs-web.com/financial-information. The SEC also maintains a website at sec.gov that contains reports, proxy statements, and other information regarding Price Group.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, there were 227,453,209 shares outstanding. Each share outstanding on the Record Date is entitled to one vote on each proposal presented at the Annual Meeting.

2021 Proxy Statement	69

What am I voting on, and what are the Board voting recommendations?

Our stockholders will be voting on the following proposals:

VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Election of Directors	FOR
All Director-Nominees
2	Advisory Vote on the Compensation Paid to Our Named Executive Officers	FOR
3	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2021	FOR
4	Stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change	AGAINST

Can other matters be decided at the Annual Meeting?

At the time this proxy statement was completed we were not aware of any other matters to be presented at the Annual Meeting. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by our Board (i.e., David Oestreicher and Jean-Marc Corredor) will have the discretion to vote on those matters in accordance with their best judgment on behalf of stockholders who provide a valid proxy by Internet, by telephone, or by mail.

What is the procedure for voting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy to each of David Oestreicher and Jean-Marc Corredor or, for shares you beneficially own, by submitting voting instructions to your broker, bank, or other nominee. Stockholders have a choice of voting by using the Internet, by calling a toll-free telephone number within the United States or Puerto Rico, or by completing a proxy or voting instruction card and mailing it in the postage-paid envelope provided. Please refer to the summary instructions below and carefully follow the instructions included on your Notice; your proxy card; or, for shares you beneficially own, the voting instruction card provided by your broker, bank, or other nominee. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote, but you cannot vote by marking the Notice and returning it.

If you hold shares in multiple accounts, you may receive multiple Proxy Materials packages. If you hold shares in multiple accounts, please be sure to vote all of your Price Group shares in each of your accounts in accordance with the voting instructions you receive for each such account.

By Internet or Telephone

•	You can vote your shares via the Internet at proxyvote.com.

•	You can vote your shares by telephone by calling, toll-free 1-800-690-6903.

Internet and telephone voting facilities for registered stockholders will be available 24 hours a day until 11:59 p.m., eastern daylight time, on May 10, 2021. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card.

Please have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you go online. You will have an opportunity to confirm your voting selections before your vote is recorded.

The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. You should follow the voting instructions in the materials that you received from your nominee.

70	T. Rowe Price Group

By Mail

If you’d like to vote by mail, please request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign, and date the proxy card and return it in the postage-paid envelope provided. If voting instructions are provided, shares represented by the proxy card will be voted in accordance with the voting instructions.

For shares held in street name, please use the voting instruction card provided by your broker, bank, or other nominee and mark, sign, date, and mail it back to your broker, bank, or other nominee in accordance with their instructions.

In Person at the Annual Meeting

All registered stockholders can vote in person at the Annual Meeting virtually. The Annual Meeting will be held through a live webcast. Voting your proxy electronically via the Internet, by telephone, or by mail does not limit your right to vote at the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TROW2021, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your Control Number.

What is the difference between holding shares as a registered stockholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered the “registered stockholder” (also known as a “record holder”) of those shares. We mail the Notice or Proxy Materials directly to you. Equiniti Trust Company (EQ) serves as the transfer agent and registrar for Price Group.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and these Proxy Materials or the Notice are being forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares, and you also are invited to attend the Annual Meeting. Your broker, bank, or other nominee also is obligated to provide you with a voting instruction card for you to use to direct them as to how to vote your shares.

What must I do to participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 11, 2021, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TROW2021, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

The question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/TROW2021.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately fifteen minutes before the meeting on May 11, 2021.

2021 Proxy Statement	71

Can I change my proxy vote?

Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy no later than the day before the

Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone.

•	Returning a signed proxy card with a later date.

•	Delivering a written revocation of your proxy to the general counsel and corporate secretary at T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1950, Baltimore, MD 21202.

In addition, a registered stockholder may change their vote by voting in person at the Annual Meeting through the virtual meeting website.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank, or other nominee. You also can vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker, or other nominee (the registered stockholder) as described in the answer to the question “What is the procedure for voting?” on page 70.

Your virtual attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director-nominees listed in Proposal 1.

•	FOR the advisory vote on the compensation paid by the Company to its Named Executive Officers (Proposal 2).

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal 3).

•	AGAINST the stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change (Proposal 4).

•	In the best judgment of the named proxy holders if any other matters are properly presented at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is required. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and either vote in person or abstain from voting, or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy.

Will my shares be voted if I don’t provide my proxy or instruction card?

Registered Stockholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, by telephone, or by mail or vote in person at the Annual Meeting.

Beneficial Owners

If you hold shares through an account with a broker, bank, or other nominee and you do not provide voting instructions, under the NASDAQ Global Select Market rules, your broker may vote your shares on routine matters only. The ratification of the appointment of KPMG (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. No other proposal is considered a routine matter, and your nominee

72	T. Rowe Price Group

cannot vote your shares on those proposals unless you provide voting instructions. Votes withheld by brokers, banks, and other nominees in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for stockholders who own shares as registered stockholders or beneficial owners in multiple accounts. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, the votes that stockholders cast “FOR” a director-nominee must exceed the votes that stockholders cast “AGAINST” a director-nominee to approve the election of each director-nominee. Please also see the discussion of our “Majority Voting” provisions within the Report of the Nominating and Corporate Governance Committee on page 20. For each of Proposals 2, 3 and 4 the affirmative vote of a majority of the votes cast is required to approve the proposal. Proposal 2 is advisory and non-binding, so the Board will review the voting results on this proposal and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any other proposal.

What is the effect of a broker non-vote?

If a broker casts a vote on Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), the vote will be included in determining whether a quorum exists for holding the Annual Meeting. The broker does not have authority to vote on the other proposals absent directions from the beneficial owner.

As a result, if the beneficial owner does not vote on Proposals 1, 2 or 4, so that there is a “broker non-vote” on those items, the broker non-votes do not count as votes cast for those proposals. Thus, a broker non-vote on Proposals 1, 2 and 4 will not impact the following:

•	our ability to obtain a quorum (unless a broker also does not cast a vote on Proposal 3 as described in the preceding paragraph),

•	the outcome with respect to the election of directors (Proposal 1),

•	the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal (Proposal 2 and 4).

Who will count the votes?

Representatives of our proxy tabulator, Broadridge, will tabulate the votes and act as inspectors of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Is my vote confidential?

Yes. The vote of each stockholder is held in confidence from Price Group’s directors, officers, and employees. We do not know how any person or entity votes unless this information is voluntarily disclosed.

2021 Proxy Statement	73

What is “householding” and how does it affect me?

Some banks, brokers, and other nominees engage in the practice of “householding” our Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household unless you request otherwise. If requested, we will promptly deliver a separate copy of Proxy Materials to you if you share an address subject to householding. Please contact our general counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1950, Baltimore, MD 21202, or by telephone at 410-345-2000.

Please contact your bank, broker, or other nominees if you wish to receive individual copies of our Proxy Materials in the future. Please contact your bank, broker, or other nominee or our general counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1950, Baltimore, MD 21202, or by telephone at 410-345-2000, if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Can I choose to receive the proxy statement and the 2020 Annual Report to Stockholders on the Internet instead of receiving them by mail?

Yes. If you are a registered stockholder or beneficial owner, you can elect to receive all future Proxy Materials on the Internet only and not receive notices or copies in the mail by visiting proxyvote.com. You will need to have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you access the website. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Withdrawal procedures also are at this website.

If you hold Price Group shares in your own name and received more than one copy of our Proxy Materials at your address and wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, you should contact Price Group’s mailing agent Broadridge, at 1-866-540-7095 to discontinue the mailing of reports on the accounts you select.

The mailing of dividend checks, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of proxy statements and annual reports. Registered stockholders may resume the mailing of our Proxy Materials to an account by calling Broadridge at 1-866-540-7095. If you own shares through a broker, bank, or other nominee and received more than one set of our Proxy Materials, please contact the holder of record to eliminate duplicate mailings.

Who pays the cost of this proxy solicitation?

We will pay for the costs of preparing materials for the Annual Meeting and soliciting proxies. Our solicitation may occur through the mail, but proxies also may be solicited personally or by telephone, email, letter, or facsimile. To assist in soliciting proxies, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 for a fee of $7,000, plus reimbursement of out-of-pocket expenses. We ask brokers, banks, and other nominees to forward materials for the Annual Meeting to our beneficial stockholders as of the Record Date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation. Stockholders are requested to return their proxies without delay.

Are stockholders entitled to call a special meeting?

Yes. Pursuant to Section 2-502 of the Maryland Corporations and Associations Code, the secretary of a corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least 25 percent of all the votes entitled to be cast at the meeting. A request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at the meeting. This is the current standard applicable for Price Group.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of the Proxy Materials, you will find information about the Company and our corporate governance practices at troweprice.gcs-web.com/corporate-governance/policies. Our website contains information about our Board, Board committees, Corporate Governance Guidelines, and other matters.

74	T. Rowe Price Group

Stockholder Proposals for the 2022 Annual Meeting

Any stockholder who wishes to submit a proposal or nominate a director for consideration at the 2022 annual meeting of stockholders and include that proposal or nomination in the 2022 proxy statement should send their proposal to T. Rowe Price Group, Inc., c/o general counsel and corporate secretary, 100 East Pratt Street, Mail Code BA-1950, Baltimore, MD 21202, and comply with the notice and other requirements described below.

Proposals must be received no later than November 24, 2021, and satisfy the requirements under applicable SEC rules (including SEC Rule 14a-8) to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2022 annual meeting of stockholders.

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended By-Laws. To be considered timely under our proxy access provisions, stockholder nominations must be received on or after October 25, 2021, and on or before November 24, 2021, inclusive.

Our By-Laws also require advance notice of any proposal by a stockholder to be presented at the 2022 annual meeting of stockholders that is not included in our proxy statement and on the proxy card, including any proposal for the nomination of a director for election.

To be properly brought before the 2022 annual meeting of stockholders, written nominations for directors or other business to be introduced by a stockholder must be received on or after January 11, 2022, and on or before February 10, 2022. A notice of a stockholder proposal must contain the information required by our By-Laws about the matter to be brought before the annual meeting of stockholders and about the stockholder proponent and persons associated with the stockholder through control, ownership of the shares, agreement, or coordinated activity. We reserve the right to reject proposals that do not comply with these requirements.

Pursuant to Maryland law and our By-Laws, a special meeting of our stockholders can generally be called by the chair of the Board, our president, our Board, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

T. Rowe Price is an asset management firm focused on delivering global investment management excellence and retirement services that investors can rely on—now and over the long term. We provide an array of commingled funds, subadvisory services, separate account management, retirement recordkeeping, and related services for individuals, advisors, institutions, and/or retirement plan sponsors. Our intellectual rigor helps us seek the best ideas for our clients, our integrity ensures that we always put their interests first, and our stability lets us stay focused on their goals as we pursue better investment outcomes.

For more information, visit troweprice.com.

© 2020 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, and the Bighorn Sheep design are, collectively and/or apart, trademarks of T. Rowe Price Group, Inc.

T. Rowe Price Group, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

(410) 345-2000 | troweprice.com

VIEW OUR PROXY STATEMENT ONLINE AT:

trow.client.shareholder.com/financials.cfm

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. 1a. Mark S. Bartlett 1b. Mary K. Bush 1d. Dr. Freeman A. Hrabowski, III 1c. Dina Dublon 1e. Robert F. MacLellan 1f. Olympia J. Snowe 1g. Robert J. Stevens 1h. William J. Stromberg 1i. Richard R. Verma 1j. Sandra S. Wijnberg 1. Election of Directors: The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1. 1k. Alan D. Wilson 2. To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers. The Board of Directors Recommends a Vote FOR Item 2. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021. 4. Stockholder proposal for a report on voting by our funds and portfolios on matters related to climate change. The Board of Directors Recommends a Vote FOR Item 3. The Board of Directors Recommends a Vote AGAINST Item 4. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, AS RECOMMENDED BY THE BOARD OF DIRECTORS. Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy. T. ROWE PRICE GROUP, INC. D31910-P49628 Yes No ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! T. ROWE PRICE GROUP, INC. 100 EAST PRATT STREET BALTIMORE, MD 21202-1009 For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TROW2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D31911-P49628 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. T. ROWE PRICE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 11, 2021, at 8:00 a.m. www.virtualshareholdermeeting.com/TROW2021 T. ROWE PRICE GROUP, INC. 2021 Proxy Revocable Proxy Solicited on Behalf of the Board of Directors I hereby appoint David Oestreicher and Jean-Marc Corredor, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Tuesday, May 11, 2021, at 8:00 a.m., via a virtual format, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 24, 2021, and Price Group’s 2020 Annual Report to Stockholders. This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. Continued and to be signed on reverse side